UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Trimble Inc.
(Name of registrant as specified in its charter)

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TRANSFORMING The Way The World Works 2023 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Trimble – Transforming the Way the World Works
Trimble is a leading technology solutions provider that enables office and mobile professionals to connect their workflows and asset lifecycles to drive a more productive, sustainable future. With a focus on the industries that feed, build, and move the world, the comprehensive depth and breadth of our solutions is transforming the way the world works, making it easier for Trimble customers to focus on what matters—getting the job done right.
We innovate at the intersection of the digital and physical worlds with solutions that span the world’s foundational industries including building, civil and infrastructure construction, geospatial, survey and mapping, agriculture, natural resources, utilities, transportation, and government.
We exist to empower our customers: asset owners, general and specialty contractors, engineers and designers, surveyors, agricultural companies and farmers, energy and utility companies, trucking companies and drivers, as well as state, federal, and municipal governments.
Productivity and sustainability are at the heart of who we are—woven into our work internally and through our customers’ application of our technologies. The state of the world today requires us to step up with an accelerated focus on our strategic approach to manage the environmental, social, and governance (“ESG”) aspects of our business. These efforts will make us a better, more resilient company and motivate us to create greater sustainability solutions for the customers and stakeholders we serve.

TRIMBLE INC.
Notice of Annual Meeting of Stockholders

When:	Where:	Who Can Vote:
Thursday, June 1, 2023	Virtually via the internet at	Stockholders of record at the close of business on:
5:00 p.m. Mountain time	www.virtualshareholdermeeting.com/TRMB2023
Online check-in: 4:45 p.m. Mountain time		April 3, 2023
Items of Business and Board Voting Recommendations

1	Election of directors	FOR each of the nominees
2	Advisory vote to approve executive compensation (“Say on Pay”)	FOR
3	Advisory vote on the frequency of holding a “Say on Pay” vote	1 year
4	Ratification of appointment of independent registered public accounting firm	FOR
Your Vote is Important
All stockholders are cordially invited to attend the Annual Meeting via the internet. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at the internet link shown above. However, to ensure your representation at the meeting, you are urged to vote in advance of the meeting via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy.
A notice of internet availability of proxy materials (“Notice”) containing instructions on how to vote and how to access our Annual Meeting materials, including our proxy statement, our annual report and proxy card was mailed to our stockholders (other than those who previously requested electronic delivery or full printed materials) on approximately April 18, 2023. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials. If you received a paper copy of our Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both also available at investor.trimble.com/annuals-and-proxies.
For the Board of Directors,
Executive Chairperson of the Board
April 18, 2023

TRIMBLE INC.
Proxy Statement
for the 2023 Annual Meeting of Stockholders

Table of Contents

Introduction		Executive Compensation
Information Regarding the Meeting	1	Compensation Discussion and Analysis	28
Executive Overview	2	Business Highlights	29
Our Business	2	Overview of Executive Compensation	31
Company Performance Highlights	2	Details of 2022 Executive Compensation	38
Our Strategy for Sustainability	5	Compensation Committee Report	46
Our Culture and People	7	Executive Compensation Tables	47
Corporate Governance Highlights	8	Summary Compensation Table	47
Executive Compensation Philosophy, Policies and Practices	10	Grants of Plan-Based Awards	48
		Outstanding Equity Awards at Fiscal Year-End	49
Stockholder Engagement	10	Option Exercises and Stock Vested	51
		Deferred Compensation	52
Proposals		Post-Employment Compensation	53
Item 1. Election of Directors	11	Potential Payments upon Termination or a Change in Control	53
Item 2. Advisory Vote on Executive Compensation (“Say on Pay”)	18
		Trimble Age & Service Equity Vesting Program	55
Item 3. Advisory Vote on Frequency of “Say on Pay” Vote	19	Death Benefits	56
		Pay versus Performance	57
Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm	20	CEO Pay Ratio	60

		Other Information
Board Matters		Audit Committee Report	61
Board Meetings and Committees; Director Independence	21	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	62

Stockholder Communications with Directors	21	Security Ownership of Certain Beneficial Owners	62
Board Leadership Structure; Oversight and Risk Management	21	Security Ownership of Management	63
		Equity Compensation Plan Information	64
Committee Membership	22	Section 16(a) Reports	64
Audit Committee	22	Certain Relationships and Related Transactions	65
People & Compensation Committee	23	General Information	66
Nominating and Corporate Governance Committee	24	Information Concerning Solicitation and Voting	66
Non-Employee Director Compensation	26	Internet Availability of Proxy Materials	68
Non-Employee Director Compensation Table	26	Deadline for Receipt of Stockholder Proposals for 2024 Annual Meeting	68
Non-Employee Director Stock Ownership Guidelines	27
		Additional Information Regarding this Proxy Statement	69
		Appendix A: Reconciliation of GAAP to non-GAAP Financial Measures	A-1

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INFORMATION REGARDING THE MEETING
The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors” or “Board”) of Trimble Inc., a Delaware corporation (“Trimble” or the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held live via the internet, on June 1, 2023, at 5:00 p.m. Mountain time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The record date for the annual meeting is April 3, 2023.
You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2023. Our Board annually considers the appropriate format of our annual meeting. In 2023, we will only be hosting the Annual Meeting via live webcast on the internet. Hosting the Annual Meeting via the internet provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting also enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in person annual meeting of stockholders.
Our virtual Annual Meeting allows stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 5:00 p.m. Mountain time. We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 4:45 p.m. Mountain time, and you should allow ample time for the check-in procedures.
The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/TRMB2023.
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EXECUTIVE OVERVIEW
This overview highlights information about the Company, including certain information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s performance in fiscal year 2022 (“fiscal 2022” or “2022”), please review the Company’s Annual Report on Form 10-K for the year ended December 30, 2022.
Our Business
Trimble is an industrial technology company transforming the way the world works by delivering solutions that enable our customers to thrive. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency, and sustainability. From purpose-built products to enterprise lifecycle solutions, Trimble is transforming industries such as agriculture, construction, geospatial, and transportation.
Company Performance Highlights
In 2022, we managed to achieve record levels of revenue and annual recurring revenue (“ARR”) and to increase our gross profit margin. Compared to the prior year, revenue was up $17.2 million, ARR for the fourth quarter was up $194.6 million, and gross profit margin rose 1.7 percentage points. We continued to advance our Connect & Scale strategy, investing in people, process, and technology. We divested a number of businesses that are not core to our Connect & Scale strategy, and we acquired, or entered into acquisition agreements with, companies that will accelerate our Connect & Scale strategy. We also continued to develop the competitive strengths of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end-market exposure, geographic diversity, and business model mix. Our ongoing strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We finished 2022 with software, services, and recurring revenues representing 59% of total Company revenue. We reached $1.60 billion in ARR in the fourth quarter of the year, up 14%, or 16% on an organic basis, compared to the fourth quarter of the prior year. Compared to 2021, total revenue was flat, but grew 7% organically, and non-GAAP gross margin rose from 58.3% to 60.0%. We repurchased $395 million of common stock in 2022. See Appendix A to this proxy statement for definitions of annualized recurring revenue and organic revenue growth.
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Financial highlights for 2022 included:

	2022	Change vs. 2021	Notes
Total revenue	$3.68 billion	Up modestly	Organic growth ▲ 7%
Software, services and recurring revenue	59% of total revenue	▲ vs. 55% in prior year
Annualized recurring revenue	$1.60 billion for the fourth quarter	▲ 14% compared to fourth quarter of prior year	Organic growth ▲ 16% compared to fourth quarter of prior year
Net income	$450 million GAAP	▼ 9%	12.2% as a % of GAAP revenue vs. 13.5% in prior year
	$660 million non-GAAP	▼ 2%	18.0% as a % of non-GAAP revenue vs.18.5% in prior year
Adjusted EBITDA	$917 million	▼ 2%	25.0% as a % of revenue vs. 25.6% in prior year
Operating income	$511 million GAAP	▼ 9%	13.9% as a % of GAAP revenue vs. 15.3% in prior year
	$842 million non-GAAP	▼ 2%	22.9% as a % of non-GAAP revenue vs. 23.4% in prior year
Diluted net income per share	$1.80 GAAP	▼ vs. $1.94 in prior year
	$2.64 non-GAAP	▼ vs. $2.66 in prior year
Operating cash flow	$391 million	▼ vs. $751 million in prior year
Repurchase of common stock	$395 million		$180 million in prior year
See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures
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Long-term performance
Since 2011, Trimble’s revenue, annualized recurring revenue, and adjusted EBITDA have grown at compound annual growth rates of 8%, 15%, and 10%, respectively, illustrating the company’s long-term growth trajectory over time. In addition, Trimble has demonstrated a strong record of performance and creating stockholder value over an extended period of time, as shown in the following table of average annual increase in stock price:

	1 year	3 years	5 years	10 years	15 years	20 years
Trimble	(42.1)%	6.6%	4.5%	5.4%	8.4%	17.3%
S&P 500 (TR)	(18.2)%	7.7%	9.4%	12.6%	8.8%	9.8%
In addition, as shown in the graph below, Trimble's cumulative total return has outperformed the S&P 500 over the 20-year time horizon.
Long-term growth strategy
Elements. Our growth strategy is centered on multiple elements:
Executing on our Connect & Scale strategy. We continue to focus on executing our multi-year platform strategy, which contains two elements. The first element, Connect, aims to connect customer workflows, industry life cycles, and solution offerings, so that we can continue to transform the way our customers work. This includes integrating more of our customers’ data through cloud offerings and making more of our solutions available over time on a subscription basis. When end users interact on a shared, online platform, the overall value that is created increases as the number of end-user participants increases. This network effect means that the willingness of developers, partners, or end users to engage increases as the number of network participants grows, which further enhances the platform experience and end-user value. The second element, Scale, aims to invest in the people, processes, and technologies that are necessary to streamline and standardize our internal processes, provide a seamless experience for our customers as they engage with our connected solutions, and enable us to continue to grow our business efficiently and effectively for many years into the future.
Increasing our focus on software and services. Software and services targeted for the needs of vertical end markets are increasingly important elements of our solutions and are core to our growth strategy. We generally have an open application programming interface philosophy and open vendor environment, which leads to increased adoption of our software and analytics offerings. These software and services solutions integrate and optimize additional workflows for our customers, thereby improving their work productivity, and in the case of subscription, maintenance, and support services, also provide us with enhanced business visibility over time.
Focusing on attractive markets with significant growth and profitability potential. We focus on large markets historically underserved by technology that offer significant potential for long-term revenue growth, profitability, and market leadership. Our core industries, such as construction, agriculture, and transportation, are each multi-trillion dollar global industries that operate in demanding environments with technology adoption in the early phases relative to other industries.
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Investing in domain knowledge and technological innovation that benefit a diverse customer base. We have over time redefined our technological focus from hardware-driven point solutions to integrated work process solutions by developing domain expertise and heavily reinvesting in research and development and acquisitions. We look for opportunities where the potential for technological change is high and that have a requirement for the integration of multiple technologies into complete vertical solutions.
Implementing geographic expansion with a localization strategy. We view international expansion as an important element of our strategy, and we continue to position ourselves in geographic markets that will serve as important sources of future growth.
Using optimized go-to-market strategies to best access our markets. We utilize vertically focused go-to-market strategies that leverage domain expertise to best serve the needs of individual markets both domestically and abroad. These go-to-market capabilities include independent dealers, joint ventures, original equipment manufacturers, and distribution alliances with key partners, as well as direct sales to end users, which provide us with broad market reach and localization capabilities to effectively serve our markets.
Taking advantage of strategic acquisitions. Organic growth continues to be our primary focus, while acquisitions serve to enhance our market position. We acquire businesses that bring domain expertise, geographic presence, technology, products, and distribution capabilities that augment our portfolio and allow us to penetrate existing markets more effectively, or to establish a market beachhead. In December 2022, we signed a definitive agreement to acquire Transporeon for an aggregate purchase price of approximately €1.9 billion, and the transaction was completed April 3, 2023. Transporeon, a Germany-based company, is a leading cloud-based transportation management software platform that connects key stakeholders across the industry lifecycle to positively impact the optimization of global supply chains, in alignment with our Connect & Scale and sustainability strategies.
Accelerating innovation through venture fund investments. We formed a strategic venture fund in 2021, through which we expect to invest up to $200 million in early- to growth-stage companies that can accelerate innovation and effectively bring new solutions to our customers and the industries that we serve and can give us an early, inside look and stake in emerging business and technology solutions.
Delivering on sustainability. The global economy is experiencing a fundamental shift toward sustainability driven through broad stakeholder engagement, with a focus on decarbonization. Throughout Trimble’s history, by delivering productivity and efficiency gains, our products have delivered sustainability for our customers, and we envision more opportunities to deliver expanded carbon reductions and other sustainability benefits, such as water management in agriculture and utilities.
Guiding principles. To achieve Trimble’s long-term strategy, the company’s core principles guide our employees’ actions and behaviors and support the Connect & Scale strategy:
•Our operating system focuses on Strategy, People and Execution to create a high-performing organization.
•Our guiding values of “Be yourself and thrive together,” “Be intentional and humble,” and “Be curious and solve problems,” are the central, underlying philosophies that guide our interactions with each other and how we do business.
•Our guiding principles help us navigate and manage inherent complexities with ethical integrity, respect and teamwork.
•Our leadership principles drive us to inspire purpose and vision, engage to draw out the best from each other, and strive to achieve meaningful results.
Our Strategy for Sustainability
Overview
We recognize that we are living in a time of increasing urgency for action on sustainability, and we are moving quickly and harnessing our potential to address global challenges. Inspired by our mission—“Transforming the Way the World Works,”—and fueled by the dedication of our employees, we work to build momentum and strive for continual improvement and measurable progress. We believe our efforts, and the focus of our Board on Environmental, Social, and Governance (ESG) issues, will make us a better and more resilient company, positioned to take on our most pressing environmental and social issues while creating even greater benefits for the customers and stakeholders we serve.
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We organize our ESG efforts around five pillars: (1) Solutions, (2) People, (3) Communities, (4) Environment, and (5) Governance. These pillars are reflective of our commitment to ESG and are fundamentally embedded into our business and culture. We believe this approach creates value that benefits all our stakeholders, including our employees, stockholders, customers, communities, and the world at large.

Our Solutions. Our hardware, software, and service solutions empower customers to drive sustainability across our industries for the benefit of people today and future generations. We are committed to ensuring our solutions align with and support the objectives of the 17 United Nations Sustainable Development Goals (“UN SDGs”). Our industry-specific solutions impact the UN SDGs by:
• Greenhouse gas reduction via (i) efficient use of machine time on construction sites, (ii) better construction design to minimize carbon intensive materials and improve asset operations, (iii) improved long-term asset management to extend the life of assets, (iv) more efficient field navigation and utilization of agricultural inputs, and (v) improved capacity utilization and route optimization that reduces fuel use;
• Resource management via (i) protecting and managing critical water assets and infrastructure, (ii) helping minimize scrap, rework, and resource waste, and (iii) managing land, water and inputs through variable rate technology and land forming solutions.

Our People. Our ambition for a sustainable future is made possible when we celebrate the unique characteristics of our people. At Trimble, we transform how we work together to inspire and engage all employees to achieve their full potential and celebrate their individuality. We are focused on building a welcoming, diverse, equitable, and inclusive workplace. We are committed to providing every employee with the opportunity to learn, grow, and excel. We believe our diversity makes us stronger and better able to solve complex problems for our customers.

Environment. We are committed to decarbonization and a net zero future. We live this commitment within our operations and value chain, which is reflected in our science-based targets. We help impact this transition through our products and services that generate productivity and efficiency gains that can reduce customers’ GHG emissions.

Communities. We strive to contribute to the collective work needed to address the world’s most pressing sustainable development issues through partnering with non-profit organizations and academic institutions who serve communities and society in powerful ways. The Trimble Foundation Fund is a donor-advised fund that focuses its charitable giving across three areas—natural disaster recovery and relief and climate resilience; female education and empowerment; and advancing diversity, equity, and inclusion—while also supporting the philanthropic efforts of our local offices. In addition, we are partnering with educational institutions worldwide to democratize education and to ensure that future industries are accessible, equitable, and sustainable.

Governance. We continue to enhance our sustainability program management and monitoring. Our sustainability team works under the supervision of our executive leadership team, with oversight by our Board, both of which fortify the governance and decision-making structure, while mitigating elements of risk. We have taken progressive measures to align business accountability with sustainability performance. Executive pay is in part linked to progress against climate action and diversity goals. We also secured a revolving credit facility that links to our sustainability commitment.

2022 Sustainability Highlights — Progress on Climate Action
In 2022, the Science Based Targets initiative (“SBTi”) approved our near-term science-based emissions reduction targets, which are aligned with requirements to keep warming to 1.5°C, the most ambitious goal of the Paris Agreement. The approved targets are as follows:
•Reduce absolute scopes 1 and 2 GHG emissions by 50 percent by 2030 from a 2019 base year including achieving 100 percent annual sourcing of renewable electricity by 2025.
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•Reduce absolute scope 3 GHG emissions (includes emissions from fuel and energy-related activities, business travel, and upstream transportation and distribution) by 50 percent by 2030 from a 2019 base year.
•Commit to partner with 70 percent of our suppliers by emissions covering purchased goods and services and capital goods to set science-based targets by 2026.
By completing our first report in alignment with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD), Trimble has established another level of transparency and accountability around our management of climate-related risks and opportunities. This report details the robust governance and management oversight of climate-related issues that forms the cornerstone of Trimble’s overall approach to managing climate-related risks and opportunities.
More information regarding oversight of sustainability and other ESG matters by our Board and its committees is provided under “Board Meetings and Committees; Director Independence—Board Leadership Structure; Oversight and Risk Management” later in this proxy statement. More information about Trimble’s sustainability efforts, including our Sustainability Report with a SASB index and our TCFD report, is available at: www.trimble.com/en/our-commitment/overview. (The information on our website is not incorporated by reference in this proxy statement.)
Our Culture and People
Our culture reflects our guiding principles at work and is fundamental to sustaining our success. We believe that company culture is foundational to a thriving workplace; it is the behaviors and values of leaders and employees that are the foundation to who we are. At Trimble, we value being yourself and thriving together; being intentional and humble; and being curious and solving problems. Our leaders inspire purpose and vision, engage to draw out the best from each other, and strive to achieve meaningful results. This mindset shapes how we treat one another and how we serve our customers, colleagues, and stockholders. These attributes serve as a common foundation across the global organization and also adapt locally to diverse geographic and operational business models. Commitment to these behaviors connects our employees.
To continue producing innovative technologies, it is crucial that we continue to attract, engage, develop, and retain top talent. This crucial outcome is supported through our continued efforts to make Trimble a diverse, equitable, inclusive, and safe workplace and provide opportunities for our employees to grow and develop in their careers.
Diversity, Equity, and Inclusion (“DEI”)
We value diversity in our workforce, including various cultures, backgrounds, ages, genders, races and ethnicities, nationalities, sexual orientations, religions, people with different abilities, parents and caregivers, and many other characteristics, knowing that it drives our best thinking. Our employees are working in around 200 locations in over 40 countries. Collectively, we speak more than 45 different languages. We believe our diversity makes us stronger and better able to solve complex problems for our customers.
Our focus on diversity starts at the top. Four out of our eleven board members are female or ethnically diverse, and we are making progress to increase global female employees and U.S. ethnically diverse employees in our workforce and in our leadership positions across the company. We are focused on measuring and increasing gender representation, as well as race and ethnic diversity in high-impact roles such as people leaders, engineering and technical positions, and sales.
In 2022, we made progress on many new initiatives focused on infusing diversity, equity, and inclusion in the fabric of our connected culture. We launched our second Renew Returnship program cohort that provides employment opportunities for those who have taken a break in their careers to look after their families. We built new relationships with the National Society of Black Engineers and became a sponsor to Out & Equal, a non profit organization working on LGBTQ+ workplace equality. We participated in many new national and local diversity career fairs and sponsored engagements focused on increasing gender and race/ethnic diversity in the industries we serve through groups like Transportation and Construction Girl. We also increased our investments in education through new Trimble technology labs at Minority Serving Institutions and the Dr. Gladys West Scholarship Program, which honors a GPS technology pioneer and woman of color, and we award scholars at three universities serving underrepresented students.
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More information about Trimble’s DEI efforts, including our 2021 DEI Report with our 2025 goals, is available at: www.trimble.com/en/our-commitment/people-and-planet/dei-overview. (The information on our website is not incorporated by reference in this proxy statement.)
Compensation and Benefits
We believe people should be paid for the role they perform and their skills and experience, regardless of their gender, race, age, or other personal characteristics. To deliver on that commitment, we benchmark and set pay ranges based on market data and individual factors such as an employee’s role, experience, performance, and region. We also regularly review our compensation practices to ensure our pay is fair and equitable.
We offer market competitive benefit programs (that vary by country/region), which include health and wellness benefits, life insurance and disability benefits, flexible savings accounts, paid time off, parental and family leave, employee support programs, retirement plans, and an employee stock purchase plan.
Talent Development
We are committed to providing every employee with the opportunity to learn, grow, and excel in a respectful and collaborative workplace. We launched new career growth and development initiatives in 2022 to empower employees to identify internal job opportunities, skill development resources, and projects to achieve their personal development goals and full potential.
Building Connections
We believe that building connections between our employees, their families, and our communities creates a more meaningful, fulfilling, and enjoyable workplace. Since our employees are passionate about a variety of causes, our company giving and volunteering programs support and encourage employees by engaging with those causes. We also encourage and provide our employees with a day of service as a benefit to help our communities.
Our Trimble Foundation Fund aligns international philanthropic efforts by giving back to the communities where Trimble does business and helping those in need. We do this by supporting three focus areas, disaster and climate resilience; female education and empowerment; and DEI, as well as by supporting the philanthropic efforts of our local offices.
Health, Safety, and Wellness
The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety, and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible, and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.
In response to the Covid-19 pandemic, we implemented changes that we determined were in the best interest of our employees, as well as the communities in which we operate, and which comply with government regulations. As Covid-related lockdowns subsided, we are supporting employees in transition to return to office and flexible working arrangements.
Corporate Governance Highlights
Our Board recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:
•Our directors are elected annually.
•We separate the positions of Executive Chairperson of the Board, CEO and Lead Independent Director, which provides a balance in our leadership structure and helps ensure a strong, independent and active Board.
•In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive a majority is required to tender his or her resignation.
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•We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.
•We have established a succession planning process and we actively plan for executive succession on an ongoing basis, as demonstrated by the successful transition of both our new CEO and CFO into their roles in 2020.
•We have double trigger change in control arrangements for new equity issuances, with no excise tax gross‑up.
•We have stock ownership guidelines for our non-employee directors and a stock ownership policy applicable to our executive officers, including our Named Executive Officers.
•We actively engage our stockholders for feedback.
•We focus on board diversity and refreshment, as evidenced by the fact that four out of eleven of our directors are female or ethnically diverse (black, indigenous and peoples of color, or “BIPOC”), and four out of eleven of our directors have less than five years of tenure.

Board Diversity Matrix
Total Number of Directors:	11
Diversity	Female	Male
Gender Identity	3	8
Demographic Background:
African American or Black	0	1
White	3	7
Tenure
<5 years	4
5-10 years	5
>10 years	2
We believe that our directors are highly qualified and well suited to providing effective oversight of our continuously evolving business, and that they provide our Board with a balance of critical skills and an effective mix of experience and expertise, as summarized below.

Skills & Attributes		Number of Directors

Leadership	Demonstrated understanding of essential leadership qualities; ability to develop leadership potential in others and effectively implement transformational change within organizations						11
Innovation	Experience with innovative technologies and their development and deployment; understanding of relevant technological trends and their disruptive potential						11
Domain Expertise	Understanding of the industries we serve, including market dynamics, customer workflows, and developing trends		7
Global Business	Experience with international dynamics and complexity, multinational operations, and the development of international relationships and opportunities				9
Go To Market	Understanding how to optimally bundle, launch, market and distribute new solutions to deliver compelling value to customers	6
Financial Expertise	Knowledge of financial accounting and reporting, financial markets, and finance operations and management, including capital deployment			8
Strategic Transactions	Familiarity with driving business transformation through M&A, strategic alliances, investments, and significant commercial partnerships			8
Sustainability	Experience with ESG initiatives, frameworks and trends, including long-term sustainability and value creation, diversity and inclusion, or public company governance oversight					10

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Executive Compensation Philosophy, Policies and Practices
Our executive compensation philosophy is based on our continuing effort of attracting and retaining exceptional people and fostering and supporting a pay-for-performance culture. We have designed our executive compensation programs to closely align with the interest of our stockholders. As discussed in detail under “Compensation Discussion and Analysis” later in this proxy statement, our executive compensation program provides short-term cash and long-term equity components, with a significant weight toward long-term equity awards tied closely to stockholder returns and long-term objectives.
Key Policies and Practices
The following summarizes some of our key executive compensation and related policies and practices:

What we do	What we don’t do
•Use a pay-for-performance philosophy
•Maintain an independent compensation committee (our “People & Compensation Committee”)
•Retain an independent compensation advisor
•Review executive compensation and conduct an overall compensation risk assessment annually
•Place compensation “at risk,” with a majority of executive compensation in the form of performance-based incentives
•Maintain a stock ownership policy that requires our CEO and executive officers to hold a minimum ownership level of our common stock
•Maintain a “clawback” policy, which in the event of a material restatement of our financial results, allows for the recovery of certain compensation from our executive officers
•Hold an annual stockholder advisory vote on executive compensation

•No executive-only pension arrangements or retirement plans (although certain eligible executives may participate in the Age & Service Equity Vesting Program as described below)
•No significant perquisites or other personal benefits for our executive officers, other than an optional company-paid annual executive physical exam
•No tax reimbursements or “gross up” payments, other than related to standard relocation benefits
•No hedging or pledging of our equity securities
•No stock option re-pricing
•No single-trigger change-in-control arrangements for equity issuances

Stockholder Engagement
Trimble’s Board values the opinions of our stockholders and carefully considers feedback received with regard to our governance practices, executive compensation program, and management of key ESG topics. Over the past several years, our management team has engaged with stockholders to better understand their views regarding our approach to executive compensation. In recent years, we have made changes to our executive compensation programs in response to this input and based upon our ongoing review of best practices. These changes have included:
•Adopting a clawback policy
•Eliminating all single-trigger vesting in connection with new equity issuances
•Increasing the stock ownership guidelines for the members of our Board and our executive officers
•Adding a “People & Planet” modifier to our executive long-term incentive program, with quantifiable strategic environmental and diversity goals
At our 2022 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 87.8% of the votes cast in favor of the proposal. The People & Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers. We also regularly engage with our stockholders to discuss a variety of other issues, including our sustainability program and other key ESG topics.

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ITEM 1
Election of Directors
A board of ten directors is to be elected at the Annual Meeting. Steven W. Berglund, who has served as executive chairperson of the Board since January 2020 and a director since 1999, is not seeking reelection and will be retiring from the Board, and his executive role with the Company, effective as of the date of the Annual Meeting. The Company anticipates that Börje Ekholm, who has served as a director of the Company since January 2020, and previously served as a director of the Company from 2015 to 2017, will be named by the Board as its chairperson, to succeed Mr. Berglund in that role.
The Board has nominated the following persons to be elected to serve as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each nominee has consented to being named as such in this proxy statement and to serving on the Board if elected. Each nominee except Mr. Painter is independent under the rules of the Nasdaq Stock Market (“Nasdaq”). A summary of the business experience and other information regarding each of the nominees is set forth on the following pages.

Name	Age	Principal Occupation	Director Since
James C. Dalton	67	Retired, U.S. Army Corps of Engineers	2020
Börje Ekholm	60	President and Chief Executive Officer, Ericsson	2020	(1)
Ann Fandozzi	51	Chief Executive Officer, Ritchie Bros.	2021
Kaigham (Ken) Gabriel	67	Chief Operating Officer, Wellcome Leap	2015
Meaghan Lloyd	48	Chief of Staff and Partner, Gehry Partners, LLP	2016
Sandra MacQuillan	56	Retired Supply Chain Executive	2018
Robert G. Painter	51	President and Chief Executive Officer of the Company	2020
Mark S. Peek *	65	Executive Vice President, Workday, Inc.	2010
Thomas Sweet	63	Chief Financial Officer, Dell Technologies	2022
Johan Wibergh	59	Former Chief Technology Officer of Vodafone	2018
Retiring:
Steven W. Berglund	71	Executive Chairperson of the Company	1999
*Mr. Peek is currently the Board’s Lead Independent Director.
(1)Mr. Ekholm was reappointed to the Board in 2020, having previously served as a director from 2015 to 2017.
Vote Required
Directors of the Company are elected by a plurality of the votes, under which the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. In an uncontested election of directors, such as this, our majority voting policy will apply. Under our majority voting policy, if any nominee for director receives a greater number of votes “withheld” than votes “for”, the nominee must tender his or her resignation to our Board within five days following the certification of the election results, and, within 90 days following the date of the Annual Meeting, the remaining members of our Board shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but not in determining the outcome of the election of directors.
Holders of proxies solicited by this Proxy Statement will vote the proxies as directed or, if no direction is made, for the election of the Board’s ten nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board to fill the vacancy.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.
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James C. Dalton Retired, U.S. Army Corps of Engineers Nominating and Corporate Governance Committee
Mr. Dalton served as the Director of Civil Works for the U.S. Army Corps of Engineers (USACE) from August 2016 until January 2020. In this position, he led, managed and directed the policy development, programming, planning, design, construction, contingency operations and emergency response, operation, and maintenance activities of the Army Civil Works Program, a $6 billion annual program of water and related land resources of the United States, and oversaw the work of over 25,000 civilian employees. He also represented the USACE in the United Nations’ Advisory Board High-Level Experts and Leaders Panel on Water and Disasters, and served on several national and international water resources Committees. From May 2007 until August 2016 he was Chief of USACE’s Engineering and Construction (E&C) Division, responsible for policy, program, and technical expertise in the design and construction programs for the U.S. Army, U.S. Air Force, Department of Defense, other Federal agencies, and over 60 foreign nations. He served as the Corps' South Atlantic Division and South Pacific Division Regional Integration Team (RIT) team leader, USACE Climate Change Adaptation Committee Chair, and lead for USACE on Resilience. Mr. Dalton was selected to the Senior Executive Service (SES) of the US Office of Personnel Management in January 2005. Mr. Dalton has held numerous other roles during his career with the U.S. Army Corps of Engineers, which he joined in 1978, including Regional Business Director for USACE’s South Atlantic Division in Atlanta, Georgia, Director of Business Management for the Gulf Region Division in Baghdad, Iraq, project manager for the Bosnia project to support Operation Joint Guard, and various engineer roles in Saudi Arabia as part of the Saudi Arabia construction program. Mr. Dalton received his B.S. in Architectural Engineering from North Carolina Agricultural & Technical State University and holds an M.S. in Civil Engineering from North Carolina State University.
Qualifications: Mr. Dalton is qualified to serve as director of the Company because of his deep domain expertise in large-scale construction environments and his extensive experience in managing complex organizations as a result of his senior leadership positions within the USACE. Mr. Dalton’s background in overseeing complex, multibillion-dollar civil construction projects and managing personnel throughout the world, his government and multilateral policy advisory experience, and his experience with resilient and sustainable practices, particularly around water and land resource planning, bring a unique perspective to the Board.

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Börje Ekholm President and Chief Executive Officer, Ericsson People & Compensation Committee (chair)
Mr. Ekholm has been president and chief executive officer of Ericsson, a multinational networking and telecommunications company, since January 2017. From 1992 to January 2017, he held various positions with Investor AB, an investment firm and holding company with controlling stakes in several large Swedish companies and smaller positions in a number of other firms. Mr. Ekholm's positions with Investor AB included: from May 2015 to January 2017, he was chief executive officer of Patricia Industries, a unit of Investor AB that includes its wholly-owned and partner-owned companies, as well as financial investments; from September 2005 to May 2015, he was president and chief executive officer of Investor AB; from 1997 to 2005, he was responsible for all private equity investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm; from 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB; and from 1997 to 2015, he was also a member of Investor AB’s Management Group. Mr. Ekholm is a director of Ericsson, was previously a director of Alibaba Group (having retired from its board on March 31, 2022), and within the past five years was a director of Nasdaq. He also currently serves on the board of the Swedish American Chamber of Commerce New York. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the KTH Royal Institute of Technology in Stockholm.
Qualifications: Mr. Ekholm is qualified to serve as director of the Company because he brings a valuable combination of operational and financial management expertise, particularly in the areas of networking and telecommunications, through his experience as president and chief executive officer of Ericsson, and of venture capital, through his experience serving as president and chief executive officer of Patricia Industries and Investor AB, and manager of Novare Kapital. In addition, Mr. Ekholm brings management expertise from a diverse range of industries and organizations through his former service as chairman of the board of Nasdaq OMX and a director of Alibaba Group, Telefonaktiebolaget LM Ericsson and the KTH Royal Institute of Technology.

Ann Fandozzi Chief Executive Officer, Ritchie Bros. People & Compensation Committee
Ms. Fandozzi is Chief Executive Officer of Ritchie Bros., the world's largest industrial auctioneer and a leading used equipment seller. Prior to joining Ritchie Bros. as CEO in 2020, Ms. Fandozzi was CEO of ABRA Auto Body and Glass from 2016 to 2019, and previous to that role, from 2012 to 2016, was CEO of vRide, a carpooling platform that works with private and public employers. Prior to these CEO roles, Ms. Fandozzi served in several executive positions for Whirlpool, DaimlerChrysler and Ford Motor Company. She served on the board of Pinnacle Foods, a publicly-traded packaged food company that was acquired by ConAgra, and is a board member of Ghost Robotics, a robotics start-up. Ms. Fandozzi is also a frequent speaker on technology, transportation, and green/environmental topics. Ms. Fandozzi holds a Bachelor of Science degree in Computer Engineering from Stevens Institute of Technology, a Master of Science degree in Systems Engineering from University of Pennsylvania and an MBA from The Wharton School of the University of Pennsylvania.
Qualifications: Ms. Fandozzi is qualified to serve as a director of the Company because of her extensive knowledge and experience as an innovative leader, spanning both relevant industrial end markets and an understanding of technologies that can transform the way those industries operate. Ms. Fandozzi’s engineering and analytical background, combined with her executive leadership experience, provide the Company a unique perspective on how to accelerate growth in industries through technology and transformational change, and insight into the drivers of customer value. Ms. Fandozzi’s experience as a speaker and advocate for environmental sustainability and diversity also informs and benefits the Company’s long-term sustainability strategy.

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Kaigham (Ken) Gabriel Chief Operating Officer, Wellcome Leap Audit Committee
Dr. Gabriel is the Chief Operating Officer of Wellcome Leap, an independent innovation organization funded by the Wellcome Trust, the world's fifth largest research trust. Wellcome Leap works at the intersection of engineering and life-sciences to deliver critical medical and healthcare capabilities at accelerated timescales. From 2014 to May of 2020, he was the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Qualifications: Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current and recent positions with Wellcome Leap and Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Meaghan Lloyd Chief of Staff and Partner, Gehry Partners, LLP Nominating and Corporate Governance Committee (chair) People & Compensation Committee
Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Master of Architecture from Yale University. She is a board member of Turnaround Arts California.
Qualifications: Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction, and design from her work with Gehry Partners, LLP.

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Sandra MacQuillan Retired Supply Chain Executive Nominating and Corporate Governance Committee
Ms. MacQuillan was executive vice president and chief supply chain officer at Mondelez Global LLC, a multinational food and beverage company from May 2019 to February 2023. From 2015 to May 2019, she was senior vice president and chief supply chain officer at Kimberly-Clark Corporation, with responsibility globally for procurement, manufacturing, logistics, quality, safety, and sustainability. From 2009 to 2015, Ms. MacQuillan served as global vice president, supply chain for Global Petcare, a $15 billion business of Mars, Incorporated and was responsible for procurement, manufacturing, engineering, and logistics. During her tenure at Mars, she also served in a variety of operations and supply chain roles since joining the company in 1994. Ms. MacQuillan has extensive international experience in procurement, technology, and engineering, and has lived and worked in the UK, Czech Republic, Russia, Middle East, Belgium and now in the U.S. Ms. MacQuillan earned her bachelor's degree in mechanical engineering with honors from the University of Greenwich, UK and was awarded Chartered Engineer status from the Institution of Mechanical Engineers, London.
Qualifications: Ms. MacQuillan is qualified to serve as a director of the Company because of her extensive business operations experience, particularly in the areas of supply chain and logistics management, gained from her roles at several large multinational companies. Ms. MacQuillan also brings a strong international business perspective and broad domain knowledge and experience in procurement, technology and engineering.

Robert G. Painter President and Chief Executive Officer of the Company
Mr. Painter became Trimble’s president and chief executive officer in January 2020, having first joined the Company in 2006. From 2016 through 2019, he served as the Company's chief financial officer. Prior to that, Mr. Painter held a variety of positions in the Company, including vice president of Trimble Buildings construction software, general manager of the Intelligent Construction Tools international joint venture, general manager of Construction Services, and leadership positions in corporate development and corporate strategy. Before joining the Company in 2006, Mr. Painter served in a variety of management and finance positions at Cenveo, Rapt Inc., Bain & Company, Whole Foods Market, and Kraft Foods. Mr. Painter holds a bachelor's degree in finance from West Virginia University and an MBA from Harvard University.
Qualifications: Mr. Painter is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s businesses, finances, and operations, resulting from his service in various senior management roles in different functional areas and operating divisions of the Company, including his service as chief financial officer of the Company from 2016 to 2019. In addition, Mr. Painter brings to the Board extensive operating and finance experience from his senior roles in other large companies prior to joining the Company.

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Mark S. Peek Executive Vice President, Workday, Inc. Audit Committee (chair) Lead Independent Director
Mr. Peek is executive vice president on the strategy team of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018, and until October 2022 was simultaneously the managing director and head of Workday Ventures, the strategic investment arm of Workday. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Since May 2021, Mr. Peek has served on the board of directors of SentinelOne, a provider of autonomous cybersecurity solutions. Mr. Peek also serves on the Advisory Board of the Foster School of Business at the University of Washington. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.
Qualifications: Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and head of Workday Ventures and his prior service as co-president of Workday.

Thomas Sweet Chief Financial Officer, Dell Technologies Audit Committee
Mr. Sweet is Chief Financial Officer of Dell Technologies, a global information technology company, where he oversees all aspects of the company's finance function, including Dell Financial Services and Dell Technologies Capital, as well as global business operations and corporate strategy. He joined Dell in 1997 and held leadership positions in finance, sales and in various corporate business units before being named CFO in 2014. Prior to joining Dell Technologies, Mr. Sweet was vice president of accounting and finance for Telos Corporation, a cyber, cloud and enterprise security company, and before that he spent 13 years with Price Waterhouse providing audit and accounting services to the technology industry. He currently serves on the Salvation Army Central Texas Advisory Board and on the University of Texas McCombs School of Business Advisory Board. Mr. Sweet received a bachelor’s degree in business administration from Western Michigan University and is a CPA.
Qualifications: Mr. Sweet is qualified to serve as a director of the Company because of his deep expertise in finance, business operations and corporate strategy gained from his roles at Dell, a major global information technology company. Mr. Sweet also brings decades of experience and insight into the way technology is transforming the world of data. Mr. Sweet’s leadership in helping Dell evolve to become one of the world's major technology companies provides the Company with valuable insight as it implements its long-term growth strategy.

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Johan Wibergh Former Chief Technology Officer of Vodafone People & Compensation Committee
Mr. Wibergh was Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider, from May 2015 to December 2022. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career.
Qualifications: Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity, and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his former position as Group Technology Officer and Chief Information Officer of Vodafone.

Retiring:
As noted above, Mr. Berglund is not seeking reelection and will be retiring from the Board effective as of the date of the Annual Meeting.

Steven W. Berglund Executive Chairperson of the Company	Mr. Berglund became executive chairperson of the Company on January 4, 2020, after serving as president and chief executive officer since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund is a member of the board of directors and audit committee of Belden Inc., a global provider of end-to-end signal transmission solutions.
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ITEM 2
Advisory Vote on Executive Compensation (“Say on Pay”)
This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section later in this proxy statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management.
The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the People & Compensation Committee with respect to the 2022 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board. In addition, it will not create or imply any additional fiduciary duty on the part of the Board.
This year, stockholders will also have the opportunity to cast an advisory Say on Pay frequency vote pursuant to Item 3. Future Say on Pay votes are expected to continue to be held every year, and the Board will consider on an advisory basis, the results of Item 3.
At the Company’s 2022 Annual Meeting of Stockholders, 87.8% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board and our People & Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board and the People & Compensation Committee decided to retain our general approach to executive compensation.
Your advisory vote will serve as an additional tool to help guide the Board and the People & Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The People & Compensation Committee and the Board take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.
The Company and the Board believe that our compensation policies and practices for our Named Executive Officers are aligned with the long-term interests of our stockholders because our policies emphasize pay-for-performance, and our mix of short- and long-term incentives provide a balance between the Company’s short-term goals and long-term performance. As such, the Board recommends that stockholders vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.
Vote Required
Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting via the internet or by proxy on this proposal.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.
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ITEM 3
Advisory Vote on Frequency of “Say on Pay” Vote
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote on how often we should include a Say on Pay advisory vote on compensation for our Named Executive Officers, such as the one described in Item 2 above. Your vote on this Item 3 allows you to indicate whether you would prefer that we hold a Say on Pay advisory vote every one, two or three years. The next advisory vote on frequency of Say on Pay is expected to be held at the 2029 annual meeting.
The Board recommends that a Say on Pay advisory vote should continue to occur every year. The Board believes an annual Say on Pay advisory vote provides stockholders an opportunity to voice their opinion on an important subject, executive compensation, each year. This annual stockholder engagement will allow the Board to be most responsive to stockholders as compared to a vote every second or third year. For these reasons, the Board recommends that you vote to hold an advisory vote on the frequency of a Say on Pay vote for the compensation of our Named Executive Officers every year.
The proposal in this Item 3 is advisory in nature. As a result, it will not be binding on our Board, the People & Compensation Committee, or the Company. However, your advisory vote, and the outcome of the vote on this proposal, will serve as an additional tool to guide the Board when they determine the frequency of the Say on Pay advisory vote.
Vote Required
A plurality of the votes cast on this proposal will determine our stockholders’ preferred frequency for holding future advisory votes on executive compensation, which means that the option for holding an advisory vote every 1 year, 2 years, or 3 years receiving the greatest number of votes will be considered the preferred frequency of the stockholders.
Recommendation of the Board of Directors

The Board of Directors recommends that you vote to hold an advisory vote on compensation for our Named Executive Officers every year.
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ITEM 4
Ratification of Appointment of Independent Registered Public Accounting Firm
The Board intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year ending December 29, 2023. EY has served in this role since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and may be available to answer any appropriate questions.
Principal Accounting Fees and Services
The following table presents fees billed by EY for audit services and other services rendered for the audit of the Company’s annual financial statements for the last two fiscal years, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended December 30, 2022	Fiscal Year Ended December 31, 2021
Audit Fees (1)	$6,037	$5,833
Audit-Related Fees (2)	1,247	—
Tax Fees (3)
Tax Compliance	197	247
Tax Planning & Tax Advice	581	751
Total Tax Fees	$778	$998
All Other Fees	—	—
(1)Represents the audits of the Company’s annual financial statements and internal control over financial reporting; review of financial statements included in the Company’s Form 10-Q quarterly reports; accounting consultations; and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)Represents due diligence services and accounting consultations for acquisitions.
(3)Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.
Audit Committee Pre-Approval of Policies and Procedures
The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible other services to be performed by EY. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Company’s CFO for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All services performed by EY were approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining EY’s independence.
Vote Required
Ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either via the internet or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board will reconsider such selection.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of EY as the independent registered public accounting firm of the Company for the current fiscal year ending December 29, 2023.

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BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE
The Board held 5 meetings during 2022. No director attended fewer than 75% of the aggregate of all the meetings of the Board and the meetings of the committees upon which such director served in 2022 (during the periods in which such director served in each such capacity). It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board who were directors at the time of the 2022 annual meeting attended the annual meeting.
As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent under applicable Nasdaq rules. In making this determination, the Board considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent registered public accounting firm, and all other facts and circumstances deemed relevant in determining their independence.
Stockholder Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee) by mail in care of Board of Directors, Trimble Inc., 10368 Westmoor Dr, Westminster, CO 80021. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board or the relevant members of the Board.
Board Leadership Structure; Oversight and Risk Management
The Company currently separates the positions of chief executive officer, executive chairperson of the Board, and Lead Independent Director, with the Lead Independent Director elected by and from the independent directors. However, the current executive chairperson of the Board, Mr. Berglund, is not seeking reelection and will be retiring from the Board effective as of the date of the Annual Meeting. The Company anticipates that Börje Ekholm, an independent director, will be named by the Board as its chairperson, to succeed Mr. Berglund. Upon such event, the Company will have an independent chairperson of the Board, and will no longer designate a Lead Independent Director.
Separating the positions of CEO and chairperson of the Board, with a Lead Independent Director during the time that the chairperson’s role is filled by an executive of the Company, allows our CEO to focus on our day-to-day business, while allowing the executive chairperson (and Lead Independent Director, when applicable) to lead the Board in its fundamental role of providing independent advice to, and oversight of, management.
The chairperson of the Board is responsible for presiding and setting the agenda at full sessions of the Board, in consultation with our CEO, and recommending committee assignments to the Nominating and Corporate Governance Committee. Under our current structure with an executive chairperson, the Lead Independent Director presides at executive sessions of the Board, in addition to coordinating the activities of the independent directors and committee chairpersons and facilitating communications between the other members of the Board.
The role of Lead Independent Director is currently filled by Mr. Peek. In connection with Mr. Peek’s appointment as Lead Independent Director, the Board considered Mr. Peek’s demonstrated leadership during his tenure as a member of the Board and Audit Committee. The Board believes that Mr. Peek’s ability to act as a strong Lead Independent Director has provided balance in the Company’s leadership structure and helped to ensure a strong, independent and active Board during the time that the role of chairperson has been filled by a director who is an executive of the Company.
The Board has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company's senior management. The Audit Committee has oversight of the Company's financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Audit Committee also reviews cybersecurity risk exposure and mitigation, and receives regular updates on cybersecurity risk management as well as timely notice of any material developments through escalation processes. The People & Compensation Committee has oversight of our compensation policies and practices and also reviews human capital management activities. Our Nominating
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and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company's corporate governance principles, and also has oversight with respect to the Company’s strategies, programs, initiatives and policies for ESG matters. The committees report their activities back to the Board. In addition, members of the Company's senior management attend meetings of the Board to discuss strategic planning and risks and opportunities for the Company's business areas, in addition to answering any questions that the Board may raise.
Although the Board ultimately oversees sustainability and ESG strategy, in 2022 the charter of the Nominating and Governance Committee was expanded to expressly include oversight regarding the Company’s strategies, programs, initiatives and policies for ESG matters. Also in 2022, the scope of the People & Compensation Committee’s charter was expanded to include reviewing human capital management activities with respect to the Company’s culture, engagement, talent management and development, talent acquisition and retention, employee safety and diversity, and equity and inclusion.
Committee Membership
The composition of the committees of the Board is as set forth below:

	Audit Committee	People & Compensation Committee	Nominating and Corporate Governance Committee
James C. Dalton
Börje Ekholm
Ann Fandozzi
Kaigham (Ken) Gabriel
Meaghan Lloyd
Sandra MacQuillan
Mark S. Peek
Thomas Sweet
Johan Wibergh
= chair = member
Audit Committee
The Board has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are directors Gabriel, Peek, and Sweet. Director Peek currently serves as the committee chair. The Audit Committee held 5 meetings during 2022.
The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate the independent registered public accounting firm, and to provide such additional information as the Audit Committee may deem necessary to make the Board aware of significant financial matters which require the Board's attention. The Audit
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Committee also reviews cybersecurity risk exposure and mitigation, and receives regular updates from the Company’s senior management on cybersecurity risk management as well as timely notice of any material developments through escalation processes.
All Audit Committee members are independent directors as defined by applicable Nasdaq Marketplace Rules and listing standards. All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board has determined that each of directors Peek and Sweet is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte. Mr. Sweet has deep expertise in finance and accounting, including from serving as the CFO of Dell Technologies, prior-company leadership roles in finance and accounting, and more than a decade of experience at Price Waterhouse.
People & Compensation Committee
The Board has a standing People & Compensation Committee, comprised of directors Ekholm, Fandozzi, Lloyd and Wibergh. Director Ekholm currently serves as the committee chair. The People & Compensation Committee held 5 meetings during 2022.
The People & Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the People & Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board where appropriate. In 2022 the oversight role of the People & Compensation Committee was expanded to include human capital management, with a refreshed charter that extended the purview of the committee to Trimble’s culture, engagement, talent management and development, talent acquisition and retention, employee safety, and diversity, equity and inclusion activities. To indicate the importance of this change, the committee was renamed from the Compensation Committee to the “People & Compensation Committee.” See “Compensation Discussion and Analysis” later in this proxy statement for a detailed discussion of the People & Compensation Committee’s activities in 2022.
All People & Compensation Committee members are independent as defined by applicable Nasdaq Marketplace Rules and listing standards. The People & Compensation Committee retains its own independent advisor to assist in committee matters and the People & Compensation Committee has the authority to hire and terminate this advisor at its discretion.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the People & Compensation Committee.
Risk Assessment
In setting compensation, our People & Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the People & Compensation Committee for review and consideration. Following this ongoing assessment, and after consultation with its independent advisor, the People & Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:
Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a
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balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.
Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific performance targets established by the People & Compensation Committee. These performance targets are directly and specifically tied to financial performance metrics for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.
Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is typically based upon either the achievement of specific financial objectives by the Company or upon our total shareholder return relative to the component stocks of the S&P 500 Index or S&P 400 Index, further align the compensation of our executives with the long-term interests of our stockholders.
Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs, including for our executives. In addition, the People & Compensation Committee engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.
Nominating and Corporate Governance Committee
The Board has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Dalton, Lloyd, MacQuillan and Peek. Director Lloyd serves as committee chair. The Nominating and Governance Committee met 4 times during 2022.
The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at investor.trimble.com/corporate-governance. The purpose of the Nominating and Governance Committee is to recommend to the Board individuals qualified to serve as directors of the Company, and on committees, and to advise the Board with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee oversees the Company’s strategies, programs, initiatives and policies for ESG matters, engages with management on such matters, and develops and recommends to the Board corporate governance principles applicable to the Company and oversees the implementation of these principles.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:
•The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder's affiliates or associates;
•The stockholder's representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;
•The name, age, business address and residence address of the candidate;
•The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;
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•The candidate's written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;
•The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board; and
•An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.
The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee's Chair in care of the Corporate Secretary at Trimble Inc., 10368 Westmoor Dr, Westminster, CO 80021 and must be received by the Corporate Secretary not earlier than February 2, 2024 and not later than March 3, 2024, except if the annual meeting for 2024 is called for a date earlier than May 7, 2024 or later than June 26, 2024, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2024 is mailed or the date the Company announces the date of the annual meeting for 2024, whichever occurs first.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq listing requirement.
The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairperson or another member of the Nominating and Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
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NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy. The policy was amended February 22, 2022, by the Board following recommendation of the People & Compensation Committee in consultation with its external compensation consultant, utilizing benchmarking against the same peer group companies described in “Compensation Discussion and Analysis” below with respect to the compensation of our named executive officers. Under the policy, as amended, Outside Directors are eligible to receive the following:
•an annual cash retainer of $65,000, payable in quarterly installments, for each one-year period starting July 1 and ending June 30 (the amendment in February 2022 increased the annual amount from $60,000 to $65,000, commencing in the third quarter of 2022); and
•upon election or re-election at the annual meeting of stockholders, a restricted stock unit (“RSU”) award for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $285,000 (increased from $277,000 in the prior year) by the 20-day average of the Company’s closing stock price ending on the date of grant.
In addition, our Outside Directors are reimbursed for travel expenses and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company.
The RSU awards vest in full after one year. If an Outside Director is appointed or elected to the Board at a time other than the annual meeting, the initial RSU award will be prorated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board, any unvested RSU award shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders.
The cash fees and target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the People & Compensation Committee and the Board. Generally, director compensation is reviewed every other year, with our next review planned in 2023.
Non-Employee Director Compensation Table
The table below shows the compensation earned by each Outside Director in 2022. Mr. Berglund and Mr. Painter are not Outside Directors and they receive no additional compensation for their service as directors. Their compensation from the Company is fully reflected in the “Summary Compensation Table” set forth later in this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
James C. Dalton	62,500	286,060	348,560
Börje Ekholm	62,500	286,060	348,560
Ann Fandozzi	62,500	286,060	348,560
Kaigham (Ken) Gabriel	62,500	286,060	348,560
Meaghan Lloyd	62,500	286,060	348,560
Sandra MacQuillan	62,500	286,060	348,560
Mark S. Peek	62,500	286,060	348,560
Thomas Sweet (3)	62,500	390,982	453,482
Johan Wibergh	62,500	286,060	348,560
(1)The amounts in this column represent an annual cash retainer, paid quarterly. The annual amount increased during the year, from $60,000 to $65,000, with the quarterly portions increasing accordingly. Amounts shown may include amounts earned during the year but paid after year end.
(2)The amounts in this column represent the grant date fair value of RSU awards granted to each director re-elected at the 2022 annual meeting of stockholders (or, in the case of Mr. Sweet, it also includes the grant date fair value of RSU awards granted upon his appointment to the Board). The grant date fair value, calculated pursuant to Topic 718 of the Financial Accounting Standard Board’s Accounting Standards Codification, was estimated based on the closing price of our common stock on the date of grant. At fiscal year end, each director held 4,364 outstanding unvested RSUs.
(3)Mr. Sweet, who became a member of the Board effective January 15, 2022, received a grant of RSUs at the time of his appointment. These RSUs became fully vested during 2022.
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Non-Employee Director Stock Ownership Guidelines
In 2022, we modified the previously approved non-employee director stock ownership policy and introduced a new stock retention requirement. Previously, Outside Directors were required to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. The modified guidelines are now expressed as a multiple of the annual cash retainer, set at 8x, effectively increasing the value to $520,000. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from their appointment to meet the minimum stock ownership level and are required to retain 50% of their after-tax shares acquired upon exercise or vesting of an equity award, until the minimum ownership requirement is attained.
All of the Outside Directors to whom the minimum ownership levels apply have met the requirement as of the Record Date.
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Executive Compensation
The executive compensation sections of the proxy statement contain information about the Company’s compensation policies and practices and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” (or “NEOs”) are (i) the Company’s chief executive officer (“CEO”) and chief financial officer (“CFO”), (ii) the three other executive officers who received the highest amounts of compensation during the year, which for fiscal year 2022 (“fiscal 2022” or “2022”) included three of our Senior Vice Presidents and (iii) up to two additional executive officers for whom disclosure would have been provided but for the fact that they were not serving as an executive officer of the Company as of the end of the year, which for 2022 included two former Senior Vice Presidents. The following is a brief description of each of the Executive Compensation sections:
Compensation Discussion and Analysis. This section describes the elements of our compensation policies and the application of those policies to our Named Executive Officers.
Compensation Committee Report. This section contains a report of the People & Compensation Committee of our Board regarding the Compensation Discussion and Analysis section.
Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.
Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of termination of employment, a change in control event, retirement, or death.
Pay Versus Performance. This section provides the information required under the SEC’s new disclosure requirements for amounts deemed as “Compensation Actually Paid,” compared with various performance metrics.
CEO Pay Ratio. This section discloses the median of the annual total compensation of all our employees, the annual total compensation of our President and CEO, and the ratio of these two amounts.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. For 2022, our Named Executives Officers were:
Current executive officers:
•Robert G. Painter, our President and CEO
•David G. Barnes, our Senior Vice President and CFO
•Ronald J. Bisio, our Senior Vice President, Transportation & Geospatial
•Jennifer Lin, our Senior Vice President and Chief Platform Officer
•Darryl R. Matthews, our Senior Vice President, Natural Resources & Autonomy
Former executive officers:
•Manolis E. Kotzabasakis, our former Senior Vice President, Construction Enterprise Software
•James Langley, our former Senior Vice President, Transportation
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the People & Compensation Committee of our Board (the “People & Compensation Committee”), and explains the compensation arrangements of our Named Executive Officers.
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Business Highlights
Our Business
Trimble is an industrial technology company transforming the way the world works by delivering solutions that enable our customers to thrive. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency, and sustainability. From purpose-built products to enterprise lifecycle solutions, Trimble is transforming industries such as agriculture, construction, geospatial, and transportation.
Financial Performance in 2022
In 2022, we managed to achieve record levels of revenue and annual recurring revenue (“ARR”) and to increase our gross profit margin. Compared to the prior year, revenue was up $17.2 million, ARR for the fourth quarter was up $194.6 million, and gross profit margin rose 1.7 percentage points. We continued to advance our Connect & Scale strategy, investing in people, process, and technology. We divested a number of businesses that are not core to our Connect & Scale strategy, and we acquired, or entered into acquisition agreements with, companies that will accelerate our Connect & Scale strategy. We also continued to develop the competitive strengths of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end-market exposure, geographic diversity, and business model mix. Our ongoing strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We finished 2022 with software, services, and recurring revenues representing 59% of total Company revenue. We reached $1.60 billion in ARR in the fourth quarter of the year, up 14%, or 16% on an organic basis, compared to the fourth quarter of the prior year. Compared to 2021, total revenue was flat, but grew 7% organically, and non-GAAP gross margin rose from 58.3% to 60.0%. We repurchased $395 million of common stock in 2022. See Appendix A to this proxy statement for definitions of annualized recurring revenue and organic revenue growth.
Environmental, Social and Governance (ESG)
We live in a time of increasing urgency for action on ESG and sustainability. Sustainability is an integral part of Trimble’s strategy and we have moved quickly to harness our potential to address global challenges. Inspired by our mission—“Transforming the Way the World Works,”—and fueled by the dedication of our employees, we will work to build momentum and strive for continual improvement and measurable progress. Notably, the Company has taken deliberate actions to make a difference with employees, and communities, with the support of and oversight by the People & Compensation Committee, including:
•implementing new executive performance equity awards in 2022 that incentivize our management to achieve carbon emissions reductions and increase diversity in the workforce,
•formalizing the oversight role of the People & Compensation Committee to include human capital management, with a refreshed charter that extends the purview of the committee to Trimble’s culture, engagement, talent management and development, talent acquisition and retention, employee safety, and diversity, equity and inclusion activities. To indicate the importance of this change, the Committee was renamed the “People & Compensation Committee” in August 2022 (formerly, Trimble’s “Compensation Committee”),
•improving the recruitment, retention, engagement and development of our diverse workforce, and strengthening our capability and insights around inclusion and demographic data, internally and externally,
•ensuring we offer competitive rewards, recognition and well-being programs that meet the diverse needs of our employees,
•investing in our employees’ career growth by offering a wide range of development opportunities that promote learning and growth,
•continuing commitment to paying employees equitably for substantially similar work. Our regular pay equity analysis adjusts for job level and tenure, among others and we work to identify and close gaps frequently overtime through off cycle adjustments and our focal reviews, and
•advancing our pay transparency philosophy to eventually communicate our pay structures, ranges, practices and opportunities to help employees understand why and how their salaries are set – both within Trimble’s pay structure and the external market.
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Long-term growth strategy
Elements. Our growth strategy is centered on multiple elements (which are described in greater detail on page 4 of this proxy statement under “Executive Overview—Company Performance Highlights—Long-term growth strategy””):
•Executing on our Connect & Scale strategy
•Increasing our focus on software and services
•Focusing on attractive markets with significant growth and profitability potential
•Investing in domain knowledge and technological innovation that benefit a diverse customer base
•Implementing geographic expansion with a localization strategy
•Using optimized go-to-market strategies to best access our markets
•Taking advantage of strategic acquisitions
•Accelerating innovation through venture fund investments
•Delivering on sustainability
Guiding principles. To achieve Trimble’s long-term strategy, the company’s core principles guide our employees’ actions and behaviors and support the Connect & Scale strategy:
•Our operating system focuses on Strategy, People and Execution to create a high-performing organization.
•Our guiding values of “Be yourself and thrive together,” “Be intentional and humble,” and “Be curious and solve problems,” are the central, underlying philosophies that guide our interactions with each other and how we do business.
•Our guiding principles help us navigate and manage inherent complexities with ethical integrity, respect and teamwork.
•Our leadership principles drive us to inspire purpose and vision, engage to draw out the best from each other, and strive to achieve meaningful results.
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Overview of Executive Compensation
Compensation Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The People & Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes the key features of our executive compensation and related policies and practices:

What we do	What we don’t do
Use a pay-for-performance philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance. A substantial portion of each executive officer’s target total direct compensation is dependent upon our stock price and/or total shareholder return.
Maintain an independent compensation committee. Our People & Compensation Committee consists solely of independent directors.
Retain an independent compensation advisor. The People & Compensation Committee engages its own compensation advisor. This consultant performed no consulting or other services for us in 2022.
Review executive compensation annually. The People & Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
Place compensation “at risk.” Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
Maintain a stock ownership policy. We maintain a stock ownership policy that requires our CEO, CFO, Named Executive Officers and other key executives to maintain a significant ownership level of our common stock.
Maintain a compensation recovery (“clawback”) policy. In the event of a material restatement of our financial results, this policy allows for the recovery of certain compensation from our executive officers.
Hold an annual stockholder advisory vote on executive compensation. We conduct an annual stockholder advisory vote on the compensation of our CEO and Named Executive Officers.

No executive retirement plans. We do not offer executive-only pension arrangements or retirement plans to our executive officers (although certain eligible executives may participate in the Age & Service Equity Vesting Program as described below).
No significant perquisites. We do not provide substantial perquisites or other personal benefits to our executive officers, other than an optional, company-paid annual executive physical exam.
No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.
No hedging or pledging of our equity securities. We prohibit our executive officers, the members of our Board, and other employees from hedging or pledging our equity securities.
No stock option re-pricing. Our employee equity plan does not permit options to be repriced to a lower exercise or strike price without the approval of our stockholders.
No single trigger on change in control. An executive must experience a termination of employment in order for change-in-control benefits to occur.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we are likely to provide fixed compensation at relatively lower levels and variable compensation at relatively higher levels, in comparison to our peers or other standard measures. We have designed our overall executive compensation program to achieve the following primary objectives:

Objective	Program Design

Hire and retain highly talented executives	Our compensation programs are structured to be market competitive and internally equitable
Motivate through pay for performance	The majority of pay of executives is at-risk and performance-based to help achieve growth, profitability, stockholder returns, and our long-term business strategy
Alignment with stockholders	Our compensation programs are designed to align our executive officers’ interests with those of our stockholders to drive the creation of sustainable long term value
Alignment across our workforce	Programs are structured from the CEO down through the entire workforce in a manner that reinforces the Company’s overall goals and fosters alignment across all levels of the organization
Alignment to a sustainable future
Our compensation programs and governance framework ensure a focus on sustainable practices through the use of long-term incentives, competitive and affordable pay programs, ESG-related metrics, and strong Board and committee oversight

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2022 Executive Compensation Highlights
Following are highlights regarding the governance and compensation of our Named Executive Officers for 2022, including key actions taken by the People & Compensation Committee in light of our overall operating environment and the results described above.
The People & Compensation Committee: In 2022, the Committee approved formally adding oversight for the Company’s Human Capital Management practices, which includes culture, engagement, talent management and development, talent acquisition and retention, employee safety, and diversity, equity and inclusion. To signify the importance of this addition, the Committee’s name was changed to the People & Compensation Committee.
General Base Salary Increases: A company-wide merit adjustment was approved, including for our Named Executive Officers, who participated on the same terms. Our Named Executive Officers received base salary adjustments of between 0% and 6%, to create better alignment with the peer group and to reflect an appropriate balance between base salary and other components of total target compensation and each Named Executive Officer’s responsibilities and contributions.
Annual Cash Bonus: The Trimble OneBonus Plan (“TOP”) is Trimble’s global annual cash bonus program, which is structured similarly for executives and the broader employee population. Payouts under the plan are determined by the attainment of predetermined financial metrics that are aligned to our long-term growth strategy. The 2022 TOP performance measurement period reverted to a single annual performance period (after being split into two half-year periods for 2021) and continued to be based on Revenue, ARR and Adjusted EBTIDA at a corporate level. Based on the results, the formula yielded a final payout of 0.76x or 76% of target bonus opportunity for our Named Executive Officers and this same payout multiplier was provided to all participants for the corporate component.
2022 Long Term Incentive Awards. In 2022, the People & Compensation Committee determined that the long-term incentive (“LTI”) equity awards to be granted to our executive officers, including our CEO and the other Named Executive Officers, would be a mix of Performance Restricted Stock Units (“PRSUs”) and time‑vesting Restricted Stock Units (“RSUs”) for shares of our common stock. The mix of awards, in terms of the total target LTI value, granted to our Named Executive Officers was approximately 50% PRSUs and 50% RSUs, except for our CEO, who has a 60/40 split emphasizing PRSUs. In 2022, the PRSUs were based on achievement of goals for both relative TSR (the “TSR factor”) and annualized recurring revenue (the “ARR factor”), each weighted equally. For 2022, the TSR factor is based on the Company’s stock performance measured against the S&P 500 performance over a single 3-year measurement period, in line with current best practices (previously, TSR was measured using three separate measurement periods of 1, 2 and 3 years). The ARR factor is based on growth in annualized recurring revenue (“ARR”) over a 3-year period. Both components are subject to a new People & Planet modifier (see below).
People & Planet Modifier: New for 2022, a “People & Planet modifier” was introduced to the 2022 PRSU design to add new performance dimensions to the program. The modifier adjusts the combined vesting result of the TSR and ARR components based on the achievement of quantifiable strategic environmental and diversity goals.
Enhanced Stock Ownership Guidelines: In 2022, the People & Compensation Committee, with the support of our independent compensation advisor, conducted a comprehensive review of the Company’s executive stock ownership guidelines, which require our executive officers to maintain ownership in the company’s stock equal to a multiple of their base salary. The People & Compensation Committee decided to increase the threshold stock ownership levels for our applicable executives, particularly in light of our philosophy of emphasizing stock compensation relative to cash. Effective November 2022, the multiple of base salary for our CEO is 8x (increased from 5x), for other Named Executive Officers besides the Chief Accounting Officer is 3x (increased from 2x), and for the Chief Accounting Officer is 2x (increased from 1x). Our executives will have 5 years to achieve these heightened levels of stock ownership, subject to the new Stock Retention Policy below. For the stock ownership requirements applicable to the members of our Board, see “Nonemployee Director Compensation—Non-Employee Director Stock Ownership Guidelines.”
Stock Retention Policy: To complement the enhanced stock ownership guidelines, the People & Compensation Committee determined that 50% of any after-tax shares acquired from the vesting or exercise of any Company equity plan should be retained until the relevant stock ownership guideline has been met.
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2022 Pay-for-Performance Philosophy
We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and collective success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk”, and dependent on operating results and long-term growth against key financial measures and stock price performance. We delivered 62% of CEO and 49% of other Named Executive Officer total direct compensation through awards that link their pay with Trimble’s performance (as shown in the outlined segments below. The only fixed component of pay was base salary.

Compensation in the charts above represents the sum of actual salary, bonus, and grant date value of equity granted during the year, as set forth in the “Summary Compensation Table” later in this proxy statement.

Annual cash incentive payouts for our Named Executive Officers are aligned to the overall corporate attainment factor applicable to the broader employee base to help to promote consistent Trimble-wide outcomes. These payouts are based on revenue, annualized recurring revenue, and adjusted EBITDA.
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the People & Compensation Committee regularly evaluates executive tally sheets that demonstrate the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over the applicable period.
Summary of 2022 CEO Total Compensation Package
Mr. Painter’s 2022 compensation should be considered in light of the fact that his overall compensation package when appointed CEO at the beginning of 2020 was set below median, given that it was his initial appointment as CEO, with the expectation that it could increase significantly and better align to the peer group market median over time as he demonstrated strong performance. In making its compensation decisions for Mr. Painter in 2022, the People & Compensation Committee considered Mr. Painter’s strong and sustained leadership in the execution of Trimble’s Connect & Scale growth strategy, which was introduced in early 2020, and his exceptional contributions in leading the Company in a challenging economic environment.
In setting Mr. Painter’s target compensation for 2022, the People & Compensation Committee determined that a substantial portion should be performance-based and “at risk” equity. As detailed in the table below, approximately 93% of the targeted total direct compensation for our CEO in 2022 was “at risk” (83% equity and 10% bonus), and 60% was performance-based (50% PRSUs and 10% bonus) and thus strongly linked to Trimble’s financial performance and stockholder value. Only 7% of Mr. Painter’s target compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and business results. (Note that the
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actual salary, bonus and grant date value of equity granted during the year, as set forth in the “Summary Compensation Table” later in this proxy statement, as well as shown in the pie charts above under “2022 Pay-for-Performance Philosophy,” differ from these target amounts due to the salary and bonus amounts actually realized and the fair value calculations made for purposes of the Summary Compensation Table. As calculated for purposes of the Summary Compensation Table, approximately 62% of Mr. Painter’s compensation in 2022 was performance-based.)

Chief Executive Officer Target Total Compensation
Year	Annual Base Salary Rate ($) (1)	Target Bonus ($) (2)	Target LTI Value ($) (3)	Target Total Compensation ($)
2022	950,000	1,425,000	12,000,000	14,375,000
2021	900,000	1,331,250	10,000,000	12,231,250
2020	850,000	1,062,500	6,200,000	8,112,500
(1)Represents the base salary rate effective as of April 1, 2022.
(2)Represents bonus paid at 100% achievement of TOP targets, which are typically approved by the People & Compensation Committee in the first quarter of each year. Actual bonus paid depends on performance against targets, and ranges from 0% if minimum thresholds are not achieved, up to 200% of target if there is substantial outperformance relative to target.
(3)Reflects the target value of equity awards and may differ from the values provided in the “Summary Compensation Table” set forth later in this proxy statement, which represent the grant date fair value and in some cases use a Monte Carlo analysis when required by FASB ASC Topic 718.
Following a comprehensive review by the People & Compensation Committee and with input from its independent compensation consultant, Mr. Painter’s compensation package for 2022, as shown in the table above was adjusted from 2021 to better reflect the peer group median. The People & Compensation Committee approved these changes given Mr. Painter’s continued strong performance and considering that Mr. Painter’s original CEO compensation was intentionally targeted below the peer group median commensurate with Mr. Painter’s promotion to CEO in 2020. Mr. Painter’s 2022 target total compensation consisted of annual base salary, increased to $950,000 from $900,000, short-term incentive pay in the form of an annual bonus with a target of 150% of base salary (which remained the same as in 2021), and LTI awards with a grant value of $12,000,000 (increased from $10,000,000) consisting of a combination of PRSUs and time-based RSUs, as described above. The People & Compensation Committee determined that such performance goals aligned to the Company’s Connect & Scale strategy and ensured that Mr. Painter had the vast majority of compensation linked to performance, which directly aligns to our pay-for-performance compensation philosophy.
Results of 2022 Say on Pay Vote and Board Responsiveness
At our 2022 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 87.8% of the votes cast in favor of the proposal. We believe this reflects stockholder support and confidence in our approach to managing our executive compensation programs. Our alignment with stockholder interests continues to be supported by our pay-for-performance philosophy that drives our plan designs for our variable bonus and equity plans.
We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
Governance of Executive Compensation Program
Role of the People & Compensation Committee
The People & Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers, and the non-employee members of our Board. The People & Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers. New for 2022, the Committee now formally oversees the
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Company’s human capital management activities, which includes culture, engagement, talent management and development, talent acquisition and retention, employee safety, and diversity, equity and inclusion.
The People & Compensation Committee itself sets compensation for and makes equity awards to our executive officers, including our CEO and the other Named Executive Officers. The People & Compensation Committee retains a compensation consultant (described below) to provide support to the People & Compensation Committee in its review and assessment of our executive compensation program.
Compensation-Setting Process
The People & Compensation Committee determines the target total direct compensation opportunities for our executive officers, including our Named Executive Officers. The People & Compensation Committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.
When determining the amount of each compensation element and the target total direct compensation opportunity for our executive officers, the People & Compensation Committee considered the following factors:
•our performance against the financial and operational objectives established by the People & Compensation Committee and our Board;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation consistency among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•the recommendations provided by our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Compensation Review Cycle
The People & Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each fiscal year. Any changes in base salary are generally effective in April of each year. We typically grant time-based and performance-based equity in March of each year. Our compensation peer group is reviewed and finalized by the People & Compensation Committee during the second half of the year, before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.
Role of Chief Executive Officer
In discharging its responsibilities, the People & Compensation Committee works with members of our management, including our CEO. Our management assists the People & Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The People & Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The People & Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our
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other Named Executive Officers (other than our CEO). Our CEO recuses himself from all discussions regarding his own compensation.
Role of Compensation Consultant
The People & Compensation Committee engages an external compensation consultant to assist in providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2022, the People & Compensation Committee engaged Exequity LLP, a nationally recognized compensation consulting firm (“Exequity”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2022, the scope of Exequity’s engagement included:
•the review and analysis of the compensation for our executive officers, including our Named Executive Officers;
•supporting the design and implementation of changes to the executive long-term incentive strategy;
•providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements for our Named Executive Officers and certain other executive officers;
•supporting finalization of our compensation peer group; and
•support on other ad hoc matters throughout the year.
The terms of Exequity’s engagement include reporting directly to the People & Compensation Committee and to the People & Compensation Committee Chair. Exequity also coordinates with our management for data collection and job matching for our executive officers. In 2022, Exequity did not provide any other services to us. The People & Compensation Committee has evaluated Exequity’s independence pursuant to the listing standards of the Nasdaq Stock Market and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Exequity in 2022.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the People & Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. Our selection of peers also accounts for industry, targeting companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, applications software, systems software, aerospace & defense, industrials and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.
In developing the compensation peer group for 2022, the following general screening criteria were utilized to identify comparable companies:
•competitors and other businesses in related industries;
•revenue of approximately 0.5x to 2.5x of our revenue;
•a market capitalization of approximately 0.2x to 3.0x of our market capitalization; and
•business model fit and geographic location & spread.
The People & Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group.
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The People & Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers in 2022:

Autodesk	Juniper Networks	Splunk *
ANSYS	Keysight Technologies	SS&C Technologies *
Cadence Design Systems	Motorola Solutions	Synopsys
Citrix Systems †	PTC	Teledyne Technologies
Commscope	Rockwell Automation *	Zebra Technologies
F5 Networks *	Roper Technologies
*During 2021, FLIR systems was acquired by Teledyne and it was announced that Nuance Communications was to be acquired by Microsoft. Those acquired companies were removed from the peer group in 2022 and the People & Compensation Committee, with input from its independent compensation consultant, approved the following additions to the peer group that were used to inform 2022 compensation decisions: F5 Networks, Rockwell Automation, Splunk, and SS&C Technologies.
†Citrix Systems was delisted in 2022 and will be removed from the peer group in 2023.
The People & Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.
In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by Exequity and used by the People & Compensation Committee to evaluate the compensation of our executive officers. Radford Survey data incorporated in the analysis provided by Exequity were tailored to reflect companies from our compensation peer group as well as other companies identified on the basis of comparable industry, revenue, and market capitalization profiles. The executive compensation survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.
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Details of 2022 Executive Compensation
In 2022, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Compensation Component	Why We Provide it and in What Form?	How We Determine the Amount?	What is the Intended Outcome?

Base Salary	• Consistent with competitive practice and provided in cash.
• Use of compensation peer group and other market compensation data, factoring in responsibilities and performance, with a general philosophy to position base salaries below the market median in favor of at-risk and performance-based compensation.
• Attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.
Annual Short Term Bonus Plan: Trimble OneBonus Plan (“TOP”)	• Establish direct pay-for-performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.
• Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.
• Payments are performance-based and calculated as a percentage of base salary.
• Within our pay-for-performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of TOP.
Long-term Incentives (including PRSUs and RSUs)
• Establish direct pay-for-performance link.
• Drive focus on the achievement of critical long-term business objectives (such as ARR and sustainability goals) and total shareholder return.
• Align management’s interests with those of our stockholders.
• Foster long-term retention of key executives.
• Reflect market competitive practice; provided through equity awards.

• Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.
• Amount of target annual equity awards also considers executive performance and responsibilities.

• Delivering market competitive equity awards that drive a longer term view of our business and targeted results that align with the interests of our stockholders.
• Increase executive retention and focus on long-term share price appreciation through grants of time‑based RSUs.
• Create an effective mix of absolute and relative performance by awarding PRSUs that are aligned to Company financial and strategic non‑financial results and/or total shareholder return (TSR).

Executive Benefits and Perquisite Allowance
• CEO and other executives participate in standard health & welfare and retirement benefits, along with all regular employees, other than an optional annual executive physical exam. Certain eligible executives may participate in the Age & Service Equity Vesting Program.
• Minimal special perquisites provided to executives.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Using the competitive market data provided by its compensation consultant, the People & Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the People & Compensation Committee in the event of a promotion or significant change in responsibilities.
Generally, while the People & Compensation Committee considers competitive market data to set base salaries, we are likely to be positioned below the market median for salaries in favor of at-risk, performance-based compensation, although the actual positioning will also be based on the factors described earlier in “Overview of Executive Compensation—Governance of Executive Compensation Program—Compensation-Setting Process.”
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In February 2022, the People & Compensation Committee performed its annual review and adjustment of base salaries. The People & Compensation Committee reviewed competitive positioning relative to our peer group and the other factors described above, including individual performance. In determining the amounts of pay raises, the People & Compensation Committee also gave strong weight to internal equity and alignment.
Based on these considerations, the base salaries of our Named Executive Officers for 2022 were set at the amounts shown in the table below, with comparison to 2021. Mr. Painter’s base salary was increased 6% primarily on the basis of competitive positioning and strong Company and personal performance. Messrs. Barnes and Langley maintained the same base salary as the prior year given strong alignment to the market benchmarks. Ms. Lin’s base salary was unadjusted given her recent appointment in November 2021 and Messrs. Bisio, Matthews, and Kotzabasakis received increases of approximately 4% based on positioning relative to the market benchmarks and in recognition of individual contributions.

Named Executive Officer	2022 Base Salary Rate ($) (1)	2021 Base Salary Rate ($) (2)	Adjustment
Mr. Painter	950,000	900,000	6%
Mr. Barnes	515,000	515,000	—%
Mr. Bisio	403,631	386,250	4%
Ms. Lin	450,000	450,000	—%
Mr. Matthews	470,257	452,170	4%
Mr. Kotzabasakis	520,000	500,000	4%
Mr. Langley	410,000	410,000	—%
(1)Reflects the annual salary rates approved by the People & Compensation Committee. Annual changes to base salaries, if any, are generally effective in April of each year. Ms. Lin’s base salary was approved on her appointment in November 2021. The actual amounts paid to our Named Executive Officers as salary in 2022 are set forth in the Summary Compensation Table later in this proxy statement.
(2)Reflects the annual salary rates in place from April 1, 2021 to March 31, 2022.
Annual Cash Bonuses
Annual cash bonuses are determined under the Trimble OneBonus Plan (“TOP”) and are designed to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual target levels established under our 2022 annual operating plan. TOP is consistent across a broad employee base, including our executives and Named Executive Officers. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy.
Under TOP, cash bonuses are based on a percentage of each participant’s 2022 base salary rate (based on amounts actually paid during the year). For 2022, the potential annual cash bonus for our executive officers, including our Named Executive Officers, ranged from zero to 200% of the individual’s target annual cash bonus opportunity.
The target annual cash bonus opportunities for our executive officers, including our Named Executive Officers (other than our CEO) were recommended to the People & Compensation Committee by our CEO and approved by the People & Compensation Committee. The target annual cash bonus opportunity for our CEO was reviewed with input from the People & Compensation Committee’s independent compensation consultant. For 2022, no adjustments to the target annual bonus opportunities were introduced and reflect the same 2021 percentage of base salary target opportunities. Base salary used for purposes of TOP is the base salary amounts actually paid during the year. The target annual cash bonus opportunities for each of our Named Executive Officers were as follows:
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Named Executive Officer	2022 target annual cash bonus opportunity (as a percentage of base salary)	2022 maximum annual cash bonus opportunity (as a percentage of base salary)
Mr. Painter	150%	300%
Mr. Barnes	80%	160%
Mr. Bisio	80%	160%
Ms. Lin	80%	160%
Mr. Matthews	80%	160%
Mr. Kotzabasakis	80%	160%
Mr. Langley	80%	160%
The amount awarded under TOP is determined by performance factors established for each participant, with performance goals that are set at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team.
For all Named Executive Officers the performance factor was based entirely on the Company’s financial performance.
As the corporate financial performance measures under the 2022 TOP, the People & Compensation Committee selected revenue, adjusted EBITDA and annualized recurring revenue. These measures were selected and weighted to reflect a balance of key Company metrics that measure recurring, sustainable performance and growth. Each measure was designed to be scored independently. These measures are non-GAAP measures, which the Company reports in its annual report on Form 10-K, together with a reconciliation of GAAP to non-GAAP financial measures.
The 2022 TOP performance measurement period reverted to a single annual performance period following the 2021 plan that was split into separate half-year periods with goals predetermined at the beginning of each period and measured independently.
The following table shows the targets and results in 2022 for the corporate financial performance metrics. Actual performance for the corporate metrics for 2022 was revenue of $3,742 million, adjusted EBITDA of $922 million, and annualized recurring revenue of $1,625 million (as provided for in the award agreements, these results were adjusted from actual corporate results in order to account for amounts attributable to certain acquisitions or divestitures and foreign currency exchange rate fluctuations), Based on these results, the formula yielded a final payout of 0.76x, or 76% of target bonus opportunity.

(Dollars in millions)		Threshold (0x) ($)	Target (1x) ($)	Maximum (2x) ($)	Resulting Factor
Corporate Targets	weight
Revenue	20%	3,705	3,851	3,998	0.13
Adjusted EBITDA	40%	886	959	1,033	0.49
Annualized Recurring Revenue	40%	1,530	1,601	1,671	1.35
Weighted average					0.76
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Based on these payout multipliers, the annual cash bonuses paid to our Named Executive Officers under TOP in 2023 for performance in 2022 were as follows:

Named Executive Officer	2022 target annual cash bonus ($)	Percentage of target bonus paid	2022 actual annual cash bonus ($)
Mr. Painter	1,406,538	76%	1,074,217
Mr. Barnes	412,000	76%	314,657
Mr. Bisio	319,696	76%	244,162
Ms. Lin	360,000	76%	274,943
Mr. Matthews	372,866	76%	284,770
Mr. Kotzabasakis	412,000	—%	—	(1)
Mr. Langley	328,000	76%	250,504	(2)
(1)Mr. Kotzabasakis forfeited his bonus upon his separation from the Company. His bonus would have been $314,657 had his employment continued through the end of the year.
(2)Mr. Langley received a pro-rata payment upon his separation from the Company, based on full year corporate results for the period January 1, 2022 to December 30, 2022.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create long-term value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are determined and granted by the People & Compensation Committee. The amount and forms of such equity awards are determined by the People & Compensation Committee after considering the factors described earlier under “Overview of Executive Compensation.” The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
2022 Equity Grants
In 2022, the People & Compensation Committee determined the long-term incentive equity awards to be granted to our executive officers over the annual cycle would be a mix of performance-vesting PRSUs and time-vesting RSUs for shares of our common stock. The mix of awards, in terms of the total annual LTI equity value granted to each Named Executive Officer, was approximately 50% PRSUs and 50% RSUs, except for Mr. Painter, our CEO, for whom the mix was 60% PRSUs and 40% RSUs.
•PRSUs. The People & Compensation Committee determined that PRSU awards granted in 2022 would be based on achievement of goals for both relative TSR (the “TSR factor”) and annualized recurring revenue (the “ARR factor”). New for 2022, a “People & Planet modifier” was introduced to the PRSU design to add new performance dimensions to the program. The modifier adjusts the combined vesting result of the TSR and ARR components, based on the achievement of quantifiable strategic environmental and diversity goals. The awards provide that up to 200% of the target number of units may be earned at maximum achievement of the TSR and ARR factors, with up to an additional 10%, or a total of 220%, at maximum achievement of the People & Planet modifier, in accordance with the following formula:

Target Units	×	(	TSR factor (50% of formula)	+	ARR factor (50% of formula))	×	People & Planet modifier (for +/- 10% of TSR + ARR result)	=	PRSU Payout (0%-220% of target units) *
*In order to realize a payout of over 200% of target, the TSR for the period must fall within the top quartile of the S&P 500.
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The TSR factor is based on relative total shareholder return over three years, from April 1, 2022 to March 31, 2025. The payout curve provides that at a threshold level of performance (TSR at the 25th percentile), the TSR factor will be 50%; if performance equals the target goal (TSR at the 50th percentile), the TSR factor will be 100%; and at the maximum level of performance (TSR at or above the 75th percentile), the TSR factor will be 200%; with linear interpolation applied between defined points. The factor is then multiplied by 50%, representing half of the combined vesting result of the TSR and ARR components. The total shareholder return of both Trimble and the S&P 500 constituents is measured using a ninety trading day average at the start and the end of the performance period, which reduces the effect of daily stock market volatility on these measurements.
The ARR factor is based on growth in annualized recurring revenue over three years, from January 1, 2022 to the end of fiscal year 2024, with performance goals approved by the People & Compensation Committee that are set at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team. The payout curve provides that any performance below a threshold level will yield an ARR factor of 0%; performance at target will yield an ARR factor of 100%; and at the maximum level of performance, the ARR factor will be 200%; with linear interpolation applied between defined points. The factor is then multiplied by 50%, representing half of the combined vesting result of the TSR and ARR components.
The People & Planet modifier is based on progress towards our carbon emissions reduction goals and our diversity goals regarding global gender (females or non-males) and US underrepresented BIPOC (black, indigenous, and people of color), measured over the three years from January 1, 2022 to December 31, 2024. The modifier adjusts the initial vesting outcomes by +/- 10% (multiplicative), subject to a cap on the final payout at 200% should TSR performance in the period fall below the top quartile of the S&P 500. The payout curve provides that any performance below a threshold level yields a modifier of negative 10% (resulting in 90% payout of the TSR + ARR vesting outcomes), target level performance will yield a modifier of 0% (resulting in 100% payout of the TSR + ARR vesting outcomes), and maximum performance will yield a modifier of +10% resulting in 110% payout of the TSR + ARR vesting outcomes), with linear interpolation applied between defined points. The various targets have been established to align to our 50% carbon emissions reduction goal by 2030 (from 2019 baseline) and our 2025 DEI goals to increase global gender representation to 35% and US underrepresented BIPOC representation to 22%. For more information on our sustainability efforts and commitments, please refer to our Sustainability and DEI Reports on our website: www.trimble.com/en/our-commitment/overview.
•RSUs. The remaining portion of the regular long-term incentive compensation value granted to our Named Executive Officers was delivered in the form of time-based RSU awards that vest over three years in annual installments. This aligned with our goal of retaining our key executives and ensuring leadership stability during a time of significant challenges, volatility and uncertainty.
The People & Compensation Committee approved the mix of 2022 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the People & Compensation Committee’s independent compensation consultant and market practice among companies in our peer group. The mix of time- and performance-based vesting equity awards is competitive with market practice for our Named Executive Officers. The People & Compensation Committee determined through peer group analysis that the equity awards to our CEO would include a greater weighting on performance-based compensation, in order to align with peer companies.
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The People & Compensation Committee approved the following aggregate equity awards for our Named Executive Officers in 2022:

Named Executive Officer	Restricted Stock Unit Awards (# of shares)	Performance Stock Unit Awards (# of shares at target)	Aggregate Grant Date Fair Value (as shown in Summary Compensation Table) ($)
Mr. Painter	70,217	105,324	14,116,649
Mr. Barnes	21,943	21,942	3,478,978
Mr. Bisio	10,241	10,238	1,623,456
Ms. Lin	9,143	9,142	1,449,538
Mr. Matthews	10,241	10,238	1,623,456
Mr. Kotzabasakis (1)	11,338	11,336	1,797,470
Mr. Langley (2)	8,778	8,776	1,391,582
(1)These awards were forfeited upon Mr. Kotzabasakis’ separation from the Company.
(2)A portion of these awards were forfeited upon Mr. Langley’s separation from the Company.
Details of the equity awards granted to our Named Executive Officers in 2022 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, later in this proxy statement.
Looking ahead to 2023: Introducing Stock Options to the LTI vehicle mix
Each year, the People & Compensation Committee reviews our incentive plans to ensure their alignment with our strategic and operational initiatives and to reflect feedback we receive from our stockholders. For 2023, the People & Compensation Committee reintroduced Stock Options, which are intended to complement the RSU and PRSU awards to provide a balanced, market aligned total compensation package and promote an even greater degree of stockholder alignment. The Stock Options replace a portion of the RSUs as opposed to being additive and will time-vest over a three year period in annual installments, similar to the current RSU awards. We consider Stock Options to be stockholder aligned and performance-based given absolute stock price growth requirement before any value is realized. The People & Compensation Committee also determined that the 2023 PRSU plan performance metrics will be adjusted to ensure strong focus on our core financial metric, ARR. In 2023, the PRSUs will be based 75% on ARR growth over three years, with the remaining 25% based on relative TSR over three years. Both components will continue to be subject to a People & Planet Modifier similar to the one introduced in 2022.
Welfare and Health Benefits
Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits (which vary by country/region), include health and wellness benefits, life insurance and disability benefits, flexible savings accounts, paid time off, parental and family leave, and various support and assistance programs. In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan, under which participants in general may receive up to $4,000 per year in matching Company contributions, and our Employee Stock Purchase Plan, under which participants may purchase shares of Company stock at a discount, at regular intervals.
In late 2022, the People & Compensation Committee approved the use of an external vendor to conduct a comprehensive annual executive physical exam for certain executives, including our Named Executive Officers. The People & Compensation Committee determined it was important that our most senior leaders prioritize their own health in the best interests of our continued success. In 2022, no payments on behalf of this benefit have been made for our Named Executive Officers. We expect any payment for the use of this service to be less than $10,000 per executive in any calendar year.
Certain eligible executive officers, including each of the Named Executive Officers, participate in a post-employment equity vesting arrangement (see the description under “Post-Employment Compensation—Trimble Age & Service Equity Vesting Program” later in this proxy statement). In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
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Certain of our Named Executive Officers have also participated in our Non-Qualified Deferred Compensation Plan, further discussed later in this proxy statement.
In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees. During 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits, subject to review and approval by the People & Compensation Committee.
Employment Arrangements
We have entered into written employment offer letters with each of our executive officers, including our Named Executive Officers. In filling each of our executive positions, we recognize the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
Executive Severance and Change-in-Control Compensation Arrangements
We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our CEO and our other Named Executive Officers. The post-employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. The terms and conditions of these arrangements are described in “Post-Employment Compensation” later in this proxy statement.
The People & Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2022, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” later in this proxy statement.
Other Compensation Policies and Practices
Stock Ownership Policy
We maintain a stock ownership policy for our executives, as well as the members of our Board, to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance.
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This policy requires our executive officers (as defined under SEC rules), including our Named Executive Officers, to each own a minimum number of shares of our common stock equal to a multiple of his or her annualized base salary. Effective November 2022, our Board modified the stock ownership policy for executives to increase the threshold stock ownership requirements and to introduce a stock retention requirement. The new guidelines require our executive officers, including the Named Executive Officers, to maintain ownership in the company’s stock equal to a multiple of their base salary. The multiple of base salary for the CEO is 8x (increased from 5x), for other Named Executive Officers besides the Chief Accounting Officer is 3x (increased from 2x), and for the Chief Accounting Officer is 2x (increased from 1x). Our executives will have 5 years to achieve these heightened levels of stock ownership, subject to the new stock retention policy if the threshold ownership level has not yet been achieved. The new threshold ownership levels are set forth below:

Position	Multiple of Base Salary
CEO	8x
Other executive officers	3x
Chief Accounting Officer	2x
The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. The number of shares necessary for an executive to meet the minimum ownership level may be accumulated during the first five years from the date they assume one of the roles listed or from the effectiveness of the new ownership requirements, whichever is greater. Until that ownership requirement is attained, covered executives must retain 50% of their after-tax shares acquired upon exercise or vesting of an equity award. As of the Record Date, each of our executive officers, including the Named Executive Officers, to whom the minimum ownership levels apply, has achieved their respective required ownership levels. For the stock ownership requirements applicable to the members of our Board, see “Nonemployee Director Compensation—Non-Employee Director Stock Ownership Guidelines.”
Compensation Recovery (“Clawback”) Policy
We also maintain a policy providing that in the event of a material restatement of our financial results, we may require that incentive-based compensation paid to our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 during the three fiscal years prior to the restatement be forfeited and repaid to us. In addition, if material dishonesty, fraud or misconduct by any such executive officer directly caused or materially contributed to the need for the restatement, the full amount of incentive-based compensation paid to him or her during the prior three fiscal years may be subject to forfeiture or reimbursement. If any such executive officer did not engage in any misconduct, the amount subject to forfeiture or reimbursement will be based on the difference between the amount of incentive-based compensation that was paid based on the results as originally reported and the amount of incentive-based compensation that would have been paid based on the results as restated, calculated without regard to any taxes paid.
Our Board will determine the amount, form, and timing of any recovery in its discretion, based on the circumstances. Each of our executive officers who is subject to Section 16 of the Securities Exchange Act of 1934 is required to sign an acknowledgment making them subject to the policy.
In 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The Company intends to review and revise its current recoupment policies and/or adopt a new recoupment policy, to comply with the new requirements, once the Nasdaq listing standards become effective.
Policy Prohibiting Hedging or Pledging of Company Securities
We have a policy that prohibits all hedging or monetization transactions, which could result in an employee, including an executive officer, or a member of our Board to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our Named Executive Officers, to engage in such transactions, and have expressly prohibited directors, employees and their designees from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset any decrease in the market value of our equity securities, under our Insider Trading Policy.
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While use of Company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) was amended on December 22, 2017 by the Tax Cuts and Jobs Act (the “Tax Act”), and on December 30, 2020, the Internal Revenue Service published final Section 162(m) regulations that generally implement amendments made to Section 162(m) by the Tax Act. Currently, Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other officer of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, the Company’s tax deduction for compensation of covered employees is generally limited to $1 million per taxable year for each officer.
The Company has awarded, and will continue to award, compensation that it considers appropriate which does not qualify for deductibility under Section 162(m).
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The People & Compensation Committee (which fulfills the role of the “Compensation Committee" as prescribed under SEC rules) has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
Submitted by the People & Compensation Committee of the Company’s Board of Directors,

Börje Ekholm, Chair	Ann Fandozzi	Meaghan Lloyd	Johan Wibergh
Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	James C. Dalton	Kaigham (Ken) Gabriel	Sandra MacQuillan
Robert G. Painter	Mark S. Peek	Thomas Sweet
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation information for the 2022, 2021 and 2020 fiscal years, respectively, for each of the Named Executive Officers.

SUMMARY COMPENSATION TABLE — 2022, 2021, and 2020
Name and Principal Position	Year (1)	Salary ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert G. Painter	2022	937,692	14,116,649	—		1,074,217	5,808	16,134,366
President and Chief Executive Officer	2021	882,692	10,533,714	—		2,535,632	4,783	13,956,821
	2020	870,950	8,713,219	2,999,982	(5)	—	6,386	12,590,537
David G. Barnes	2022	515,000	3,478,978	—		314,657	4,000	4,312,635
Chief Financial Officer	2021	509,808	3,316,308	—		779,022	3,000	4,608,138
	2020	519,231	2,784,888	—		—	2,221	3,306,340
Ronald J. Bisio	2022	399,620	1,623,456	—		244,162	4,000	2,271,238
Senior Vice President

Jennifer Lin	2022	450,000	1,449,538	—		274,943	3,000	2,177,481
Senior Vice President

Darryl R. Matthews	2022	466,083	1,623,456	—		284,770	4,000	2,378,309
Senior Vice President	2021	447,685	1,461,504	—		684,063	3,000	2,596,252
	2020	456,106	1,670,888	—		—	3,000	2,129,994
Manolis E. Kotzabasakis	2022	435,385	1,797,470	—		—	3,000	2,235,855
Former Senior Vice President	2021	509,616	1,703,591	—		665,960	8,700	2,887,867

James Langley	2022	410,000	1,391,582	—		250,504	776,000	2,828,086
Former Senior Vice President	2021	410,000	1,445,008	—		624,742	3,000	2,482,750
	2020	425,769	1,670,888	—		—	750	2,097,407
(1)Mr. Bisio and Ms. Lin each first became a Named Executive Officer in 2022. Mr. Kotzabasakis first became a Named Executive Officer in 2021.
(2)The amounts shown are for amounts of salary earned in each year, which generally differ from base salary rates for a number of reasons. Base salary rates are generally adjusted mid year and do not include all elements included in the salaries shown in the table, such as vacation pay, which can vary from year to year. In addition, fiscal 2020 included an extra pay period as a result of the calendar and the Company's biweekly pay periods.
(3)Represents the grant date fair value of the stock awards in accordance with FASB ASC Topic 718. See Note 2 to the following table, “Grants of Plan-Based Awards—2022,” for details regarding these awards.
(4)The option award shown for Mr. Painter in 2020 is the performance-based option granted to Mr. Painter in connection with his appointment to serve as our CEO and President. The amount included in the above table reflects the grant date fair value of this option award. The grant date fair value of Mr. Painter’s option award was determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model. For a description of the assumptions used in determining this value, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 17, 2023. Assuming the highest level of performance is achieved, the maximum value of Mr. Painter’s option award (determined as of the grant date) is the same as shown in the table.
(5)Consists of cash bonuses earned under the Trimble OneBonus Plan (TOP). When his employment terminated, Mr. Kotzabasakis forfeited his 2022 bonus, which would have been $314,657 had his employment continued to the end of the year. No bonuses were earned in 2020, as the bonus plan in effect that year was cancelled due to economic uncertainties resulting from the Covid-19 pandemic.
(6)Consists of various items not reportable in other columns of the table. The amounts shown for Mr. Langley in 2022 consist of $410,000 base salary, $328,000 target bonus, $35,000 COBRA premiums for continued health coverage, and $3,000 401K match by the Company.
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Grants of Plan-Based Awards
The table below lists the plan-based awards for each of the Named Executive Officers during the fiscal year ended December 30, 2022.

GRANTS OF PLAN-BASED AWARDS — 2022
Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Painter	Cash Incentive				1,406,538	2,813,076
	RSU Award	3/29/2022	(3)							70,217			5,165,163
	PRSU Award	3/29/2022	(4)				23,698	105,324	231,713				8,951,486
David G. Barnes	Cash Incentive				412,000	824,000
	RSU Award	3/29/2022	(3)							21,943			1,614,127
	PRSU Award	3/29/2022	(4)				4,937	21,942	48,272				1,864,851
Ronald J. Bisio	Cash Incentive				319,696	639,392
	RSU Award	3/29/2022	(3)							10,241			753,328
	PRSU Award	3/29/2022	(4)				2,304	10,238	22,524				870,128
Jennifer Lin	Cash Incentive				360,000	720,000
	RSU Award	3/29/2022	(3)							9,143			672,559
	PRSU Award	3/29/2022	(4)				2,057	9,142	20,112				776,979
Darryl R. Matthews	Cash Incentive				372,866	745,732
	RSU Award	3/29/2022	(3)							10,241			753,328
	PRSU Award	3/29/2022	(4)				2,304	10,238	22,524				870,128
Manolis E. Kotzabasakis	Cash Incentive				412,000	824,000
	RSU Award	3/29/2022	(3)							11,338			834,023
	PRSU Award	3/29/2022	(4)				2,551	11,336	24,939				963,447
James Langley	Cash Incentive				328,000	656,000
	RSU Award	3/29/2022	(3)							8,778			645,710
	PRSU Award	3/29/2022	(4)				1,975	8,776	19,307				745,872
(1)Under TOP for 2022, the annual target cash incentive opportunity was a percentage of base salary (based on the actual amount paid during the year), which was 150% for Mr. Painter and 80% for the other Named Executive Officers. No payout is guaranteed under TOP and there is no threshold performance level for TOP. The maximum payout under TOP for each executive is 200% of target. The amounts shown for Mr. Kotzabasakis were forfeited upon his termination of employment.
(2)The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. The fair value of the time-based RSU awards is determined using the closing price of our common stock on the date of grant. The fair value of the performance-based PRSU awards is determined by the probable achievement of the underlying performance goals as of the grant date and, for the factor based on total shareholder return, by using a Monte Carlo valuation model, which results in a value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 17, 2023.
The aggregate maximum value, per Named Executive Officer, of the performance RSU awards (determined as of the grant date, using the grant date stock price), assuming the highest level of performance is achieved, is as follows: Mr. Painter $17,044,794, Mr. Barnes $3,550,918, Mr. Bisio $1,656,836, Ms. Lin $1,479,468, Mr. Matthews $1,656,836, Mr. Kotzabasakis $1,834,528, and Mr. Langley $1,420,238.
(3)These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(4)The material terms of these PRSU awards are described in “Compensation Discussion and Analysis” above, under the section “Details of 2022 Executive Compensation—Long-Term Incentive Compensation—2022 Equity Grants.”
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Outstanding Equity Awards at Fiscal Year-End
The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 30, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2022
Name	Grant Date		Option Awards				Stock Awards
			Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Robert G. Painter	12/17/2019	(3)					7,633	385,924
	1/4/2020	(4)	—	208,847	41.51	1/4/2030
	1/4/2020	(5)					24,090	1,217,990
	5/27/2020	(3)					24,777	1,252,725
	5/27/2020	(6) (A)							72,872	3,684,408
	10/30/2020	(6) (B)							30,636	1,548,956
	5/12/2021	(3)					33,247	1,680,968
	5/12/2021	(8) (C)							6,203	313,607
	5/12/2021	(9) (B)							37,217	1,881,692
	3/29/2022	(3)					70,217	3,550,172
	3/29/2022	(10) (C)							23,698	1,198,166
David G. Barnes	12/2/2019	(7)	17,673	11,782	40.40	12/2/2029
	5/27/2020	(3)					9,308	470,612
	5/27/2020	(6) (A)							27,374	1,384,029
	10/30/2020	(6) (B)							9,882	499,634
	5/10/2021	(3)					12,373	625,579
	5/10/2021	(8) (C)							1,539	77,803
	5/10/2021	(9) (B)							9,233	466,820
	3/29/2022	(3)					21,943	1,109,438
	3/29/2022	(10) (C)							4,937	249,612
Ronald J. Bisio	5/27/2020	(3)					5,585	282,378
	5/27/2020	(6) (A)							16,424	830,397
	10/30/2020	(6) (B)							5,929	299,770
	5/10/2021	(3)					4,949	250,221
	5/10/2021	(8) (C)							616	31,120
	5/10/2021	(9) (B)							3,693	186,718
	3/29/2022	(3)					10,241	517,785
	3/29/2022	(10) (C)							2,304	116,467
Jennifer Lin	9/20/2021	(11)					26,815	1,355,766
	3/29/2022	(3)					9,143	462,270
	3/29/2022	(10) (C)							2,057	103,999
Darryl R. Matthews	5/27/2020	(3)					5,585	282,378
	5/27/2020	(6) (A)							16,424	830,397
	10/30/2020	(6) (B)							5,929	299,770
	5/10/2021	(3)					4,949	250,221
	5/10/2021	(8) (C)							616	31,120
	5/10/2021	(9) (B)							3,693	186,718
	3/29/2022	(3)					10,241	517,785
	3/29/2022	(10) (C)							2,304	116,467
Manolis E. Kotzabasakis	2/21/2019	(12)	30,000	—	39.92	11/4/2023

James Langley	5/27/2020	(6) (A)							15,742	795,916
	10/30/2020	(6) (B)							5,066	256,137
	5/10/2021	(8) (C)							485	24,496
	5/10/2021	(9) (B)							2,301	116,339
	3/29/2022	(10) (C)							498	25,186
(1)The market value was calculated using the closing price of the Company’s common stock at fiscal year end, which was $50.56.
(2)The PRSU awards vest depending on satisfaction of the applicable performance conditions, with linear interpolation between threshold and maximum achievement. In accordance with SEC rules, the number and value shown for these awards reflect one of: (x) threshold achievement in the case of awards tracking at or below threshold level, (y) target achievement in the case of awards tracking above threshold but at or below target level, or (z) maximum achievement in the case of awards tracking above target level.
(3)These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
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(4)This performance stock option vests in 1/3 increments upon achievement of stock appreciation goals reflecting increases of 10%, 20% and 30% above the exercise price at any time within five years from the date of grant, subject to continued service by Mr. Painter for three years from the date of grant. All of the stock appreciation goals had been reached as of the end of 2020, such that this award remains subject only to time-based vesting.
(5)This time-based RSU award vested on January 15, 2023, which was approximately three years from the date of grant.
(6)These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. The PRSUs granted on May 27, 2020 measure performance over 3 separate measurement periods of 1, 2 and 3 year terms, with a performance start date of May 15, 2020 and end date of May 15, 2023. The PRSUs granted October 30, 2020 are scored over a single measurement period of approximately 2 ½ years, with a performance start date of October 15, 2020 and end date of May 15, 2023. The number of shares that will vest is based on a multiplier determined by the Company's relative TSR as compared to that of the S&P 400 during each measurement period. The multiplier can range from 0-2x, with a target of 1x at a relative TSR in the 50th percentile.
(7)These options vest over five years, with 40% vesting on the second anniversary of the grant date and the remaining 60% vesting equally on a monthly basis thereafter.
(8)These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over 3 separate measurement periods of 1, 2 and 3 year terms beginning May 15, 2021.The number of shares that will vest is based on a multiplier determined by the Company's relative TSR as compared to that of the S&P 500 during each measurement period. The multiplier can range from 0-2x, with a target of 1x at a relative TSR in the 50th percentile.
(9)These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over the three fiscal years ending on December 29, 2023. The numbers of shares that will vest is based on a multiplier determined by the Company's 3-year cumulative annual growth rate (CAGR) of annualized recurring revenue (ARR) during the performance period. The multiplier can range from 0-2x, with a target of 1x at a 3-year CAGR for ARR of 9%.
(10)The material terms of these PRSU awards are described in “Compensation Discussion and Analysis” above, under the section “Details of 2022 Executive Compensation—Long-Term Incentive Compensation—2022 Equity Grants.”
(11)This time-based RSU award will vest on September 15, 2024, which is approximately three years from the date of grant.
(12)This option award of 40,000 options initially vested over four years, with 25% vesting each year. Mr. Kotzabasakis left the company effective November 4, 2022 after vesting an additional 10,000 options for a total of 30,000. As part of the terms of his departure, the expiration date of his vested options was accelerated to November 4, 2023.
(A)These awards were tracking above target level as of December 30, 2022 and therefore are reported in the table assuming maximum achievement levels.
(B)These awards were tracking above threshold level but below target level as of December 30, 2022 and therefore are reported in the table assuming target achievement levels.
(C)These awards were tracking below threshold level as of December 30, 2022 and therefore are reported in the table assuming threshold achievement levels.
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Option Exercises and Stock Vested
The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended December 30, 2022.

OPTION EXERCISES AND STOCK VESTED — 2022
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Robert G. Painter			58,103	3,950,967
David G. Barnes			38,993	2,360,715
Ronald J. Bisio	2,660	108,235	14,599	946,288
Jennifer Lin (3)
Darryl R. Matthews			15,865	1,024,801
Manolis E. Kotzabasakis			27,092	1,824,758
James Langley			22,102	1,408,222
(1)Determined by multiplying the difference between the closing price of a share of our common stock on the exercise date and the option exercise price by the number of shares exercised.
(2)Determined by multiplying the closing price of a share of our common stock on the distribution date of vesting by the number of shares vested.
(3)Ms. Lin, who joined the Company in September 2021, has been granted stock awards but no shares were yet acquired under those awards in 2022.
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Deferred Compensation
The Company has a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board could participate before the plan was suspended. The Company has not made any contributions to the DCP on behalf of the members of the Board or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP. The Company determined to suspend the DCP as of the beginning of 2021, although prior contributions will continue to be held in the DCP in accordance with its terms.
The terms of the DCP while in effect were as follows: participants in the DCP may elect to defer a portion of their salary, bonus or director fees. A participant in the DCP may defer 5%–90% of base salary, 85% of bonus or 100% of director fees. Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions, similar to the funds available in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death, and participants may request withdrawals in the event of a severe financial hardship.
The table below shows activity under the DCP involving the Named Executive Officers during the fiscal year ended December 30, 2022. There were no contributions by or on behalf of any of the Named Executive Officers in the last three fiscal years.

Name	Aggregate earnings in last FY ($) (1)	Aggregate balance at last FYE ($) (2)
Robert G. Painter	(19,078)	52,208
David G. Barnes	—	—
Ronald J. Bisio	(250,331)	700,387
Jennifer Lin	—	—
Darryl R. Matthews	—	—
Manolis E. Kotzabasakis	—	—
James Langley	—	—
(1)Amounts included in the “Aggregate Earnings in Last FY” column are not reported as compensation in the “Summary Compensation Table” because these amounts represent only changes in market value of previously contributed deferred compensation and the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation under the DCP.
(2)Amounts in this column have been reported in the “Summary Compensation Table” in prior Company proxy statements, except to the extent that the NEO was not a NEO for the applicable year or to the extent such amounts are of the same character as described in Note 1 above.
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POST-EMPLOYMENT COMPENSATION
Potential Payments upon Termination or a Change in Control
The Company’s Board approved a standard form of “Change In Control” and “Executive Severance” Agreements for executive officers in 2017 to align with market practices, and the Company concurrently entered into these agreements with the Named Executive Officers, other than Mr. Painter. As described below, Mr. Painter entered into a new Executive Severance Agreement and Change in Control Severance Agreement effective January 4, 2020. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their prior employment agreements or offer letters.
Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the change-in-control provisions described below and provided the executive has executed a release of any claims against the Company, the executive will receive:
•100% (200% in the case of Mr. Painter) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company's management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter) of continued health coverage; and
•pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance-based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Painter, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.
In addition to these severance provisions, certain past equity awards that were granted subject to terms providing for acceleration upon termination without cause or with good reason are grandfathered.
Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control (collectively referred to as “double trigger” provisions), the executive will instead receive:
•150% (200% in the case of Mr. Painter) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter) of continued health coverage; and
•accelerated vesting of outstanding equity awards, with settlement and/or conversion of performance-based awards based on performance to date at the time of the change of control (to the extent the performance-based vesting condition is satisfied, performance-based awards will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into time-based restricted stock units of the acquirer).
In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of
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such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change in Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.
The foregoing description is qualified in its entirety by the description of the standard forms of these agreements filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-Q filed August 8, 2017, and the agreements with Mr. Painter filed as Exhibits 10.15 and 10.16 to the Company's Report on Form 10-K filed February 26, 2021.
Termination without a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event (as described above) occurred on the last day of the fiscal year ended December 30, 2022, and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name (1)	Multiple of Salary and Target Bonus ($) (2)	Bonus accrued but unpaid as of fiscal year end ($)	Health Benefits ($) (3)	Total ($)
Robert G. Painter	4,750,000	1,074,217	43,216	5,867,433
David G. Barnes	927,000	314,657	22,688	1,264,345
Ronald J. Bisio	726,536	244,162	33,612	1,004,310
Jennifer Lin	810,000	274,943	33,612	1,118,555
Darryl R. Matthews	846,463	284,770	33,612	1,164,845
James Langley (4)	738,000	250,504	35,000	1,023,504
(1)Mr. Kotzabasakis’ resignation from the Company in 2022 was not a qualifying termination.
(2)The multiple for Mr. Painter is 200%. The multiple for the other Named Executive Officers is 100%.
(3)Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter).
(4)Represents amounts actually paid in connection with Mr. Langley’s termination in 2022.
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on December 30, 2022 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION
Name (1)	Accelerated Vesting of (2)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSU as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	208,847	236,607	1,890,065	11,962,856	13,852,921
David G. Barnes	9,076	60,539	92,214	3,060,857	3,153,071
Ronald J. Bisio	—	32,328	—	1,634,517	1,634,517
Jennifer Lin	—	15,536	—	785,476	785,476
Darryl R. Matthews	—	32,328	—	1,634,517	1,634,517
James Langley	—	34,659	—	1,752,364	1,752,364
(1)Mr. Kotzabasakis did not receive any acceleration of equity in connection with his separation from the Company in 2022.
(2)Reflects pro rata vesting of each stock option and time-based RSU award, and pro rata vesting of PRSU awards with adjustment based on estimated attainment of performance to date. For Mr. Langley, the pro rata amount was calculated to the date of his termination.
Termination in Connection with a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change in Control Severance Agreements based upon the assumption that a change in control
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event occurred on December 30, 2022 (except as otherwise indicated) and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus ($) (1)	Bonus accrued but unpaid as of fiscal year end ($)	Health Benefits ($) (2)	Total ($)
Robert G. Painter	4,750,000	1,074,217	43,216	5,867,433
David G. Barnes	1,390,500	314,657	22,688	1,727,845
Ronald J. Bisio	1,089,804	244,162	33,612	1,367,578
Jennifer Lin	1,215,000	274,943	33,612	1,523,555
Darryl R. Matthews	1,269,695	284,770	33,612	1,588,077
(1)The multiple for Mr. Painter is 200%. The multiple for the other Named Executive Officers is 150%.
(2)Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter).
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on December 30, 2022 and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	208,847	261,065	1,890,065	13,199,438	15,089,503
David G. Barnes	11,782	77,844	119,705	3,935,808	4,055,513
Ronald J. Bisio	—	40,295	—	2,037,297	2,037,297
Jennifer Lin	—	35,958	—	1,818,036	1,818,036
Darryl R. Matthews	—	40,295	—	2,037,297	2,037,297
(1)Reflects accelerated vesting of each option and time-based RSU award and pro-rata vesting of PRSU awards based on performance to date, with the balance converted to time-based RSUs.
Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units or then-unvested stock options for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units and options would immediately vest or (ii) if the restricted stock units and options are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units and options would immediately vest.
Trimble Age & Service Equity Vesting Program
Certain of the Company’s executive officers, including each of the Named Executive Officers, are eligible to participate in the Trimble Age & Service Equity Vesting Program (the “Vesting Program”), which provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of continuous service or 15 years of cumulative service (including at least five years of continuous service immediately prior to retirement), and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non‑competition obligations. Under the Vesting Program, eligible equity awards, which are equity awards granted after the time a participant is selected by the People & Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.
None of the Named Executive Officers currently meet the criteria for a qualifying retirement.
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Death Benefits
The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the TOP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on December 30, 2022 (except as otherwise indicated):

Name	Six Months Base Salary ($)	Aggregate Market Value of Accelerated Vesting of Options, PRSUs and RSUs ($) (1)	Life Insurance ($) (2)	Health Benefits ($) (3)	Pro Rata Bonus ($) (4)	Total ($) (5)
Robert G. Painter	475,000	16,221,310	1,100,000	17,795	1,074,217	18,888,322
David G. Barnes	257,500	4,397,294	1,030,000	9,236	314,657	6,008,687
Ronald J. Bisio	201,816	2,216,006	773,000	17,795	244,162	3,452,779
Jennifer Lin	225,000	1,803,221	900,000	17,795	274,943	3,220,959
Darryl R. Matthews	235,129	2,216,006	905,000	17,795	284,770	3,658,700
(1)The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s common stock at fiscal 2022 year end and current tracking at 2022 year end for performance awards. The market value of the accelerated portion of options was calculated by using the closing price of the Company's common stock at fiscal 2022 year end, less the exercise price of such options. The closing price of the Company's common stock at 2022 fiscal year end was $50.56.
(2)Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous year. The life insurance payout is generally capped at a maximum amount of $1,100,000, which amount is reduced at a certain age of the insured.
(3)Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of fiscal year end using 2022 health plan rates.
(4)The bonus amount represents the amount of bonus accrued but unpaid under the Company's bonus plans at fiscal year end.
(5)Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2 times his or her base salary. Such amounts are not included in the table above.
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PAY VERSUS PERFORMANCE
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based on:		Net Income (in millions) ($)	Annualized Recurring Revenue (in millions) ($) (6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (5)
2022	16,134,366	(9,539,156)	2,700,601	(2,147,905)	121	139	449.7	1,603.7
2021	13,956,821	26,993,547	3,551,936	8,787,696	209	194	492.7	1,409.1
2020	12,590,537	25,198,136	2,893,607	9,291,939	160	144	389.9	1,295.8
(1)The principal executive officer (“PEO”) of the Company for each year shown in the table was Robert G. Painter, the Company’s CEO.
(2)Following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the PEO:

	2022 ($)	2021 ($)	2020 ($)
(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	-14,116,649	-10,533,714	-11,713,201
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	+10,193,939	+12,516,060	+21,295,590
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	-20,592,123	+8,340,367	+1,994,385
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—	—	—
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	-1,158,689	+2,714,013	+1,030,825
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	—	—	—
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	—	—	—
Total adjustments:	-25,673,522	+13,036,726	+12,607,599
(3)The non-PEO NEOs for each year shown in the table were:

2022	2021	2020
David G. Barnes	David G. Barnes	David G. Barnes
Ronald J. Bisio	Steven W. Berglund	Steven W. Berglund
Jennifer Lin	Manolis E. Kotzabasakis	James Langley
Darryl R. Matthews	Darryl R. Matthews	Darryl R. Matthews
Manolis E. Kotzabasakis
James Langley
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(4)Following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid to the non-PEO NEOs:

	2022 ($)	2021 ($)	2020 ($)
(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A	N/A	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A	N/A	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	-1,894,080	-2,445,223	-2,331,657
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	+1,033,035	+2,835,250	+3,823,177
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	-2,104,280	+1,233,812	+3,590,670
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—	—	—
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	-528,784	+3,611,921	+1,316,142
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	-1,354,397	—	—
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	—	—	—
Total adjustments:	-4,848,506	+5,235,760	+6,398,332
(5)The peer group used for this data is the S&P 500 Information Technology Index, which is one of the peer groups used in the chart in Part II, Item 5 of the Company’s most recent Annual Report on Form 10-K.
(6)See Appendix A to this proxy statement for an explanation of the company-selected measure “annualized recurring revenue.”
Important Financial Performance Measures
Following is a tabular list of the most important financial performance measures used to link executive compensation actually paid to the Named Executive Officers during the last fiscal year to Company performance.

Measure	Explanation
Annualized recurring revenue	See Appendix A for an explanation of annualized recurring revenue
Revenue	The Company’s revenue in a specified period
Operating income	The Company’s operating income in a specified period
Adjusted EBITDA	See Appendix A for an explanation of Adjusted EBITDA
Total shareholder return	The total shareholder return of the Company’s stock over a specified period
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Relationships to Compensation Actually Paid
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged) and each of the Company’s total shareholder return and the peer group total shareholder return based on an initial $100 investment.
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged), and the Company’s net income.
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged), and the Company’s annualized recurring revenue (ARR).
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CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Robert G. Painter, and the ratio of these two amounts.
We have determined the median of the annual total compensation of all our employees, excluding Mr. Painter, for 2022 to be $77,178. The annual total compensation of Mr. Painter, our CEO, was $16,134,366 for 2022, as reported in our Summary Compensation Table. The ratio of the annual total compensation of Mr. Painter to the median of the annual total compensation of all our employees was 209.1 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
As permitted by SEC rules, for purposes of calculating the pay ratio set forth above, we used the following process to identify our median employee:
We selected the base salaries in effect as of December 30, 2022 and incentive awards based on the period from January 1 through December 30, 2022 as the compensation measure to be used to compare the compensation of our employees.
We selected December 30, 2022, which is within the last three months of 2022, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. As of December 30, 2022, our employee population consisted of approximately 12,108 individuals, with approximately 5,290 employees in the United States and approximately 6,818 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Brazil (368 employees), South Africa (84 employees), Hungary (38 employees), Mexico (33 employees), Thailand (24 employees), Malaysia (14 employees), Poland (12 employees), Indonesia (11 employees), Ukraine (9 employees), and Bulgaria (3 employees). A total of 596 individuals were excluded pursuant to the de minimis exemption provided under Item 402(u), which permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population.
We annualized the compensation for any full-time and part-time employees who commenced work during 2022. We did not make any cost-of-living adjustments.
Having identified the median employee, we totaled all of the elements of the employee’s annual total compensation for 2022 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
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AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee is a separately-designated standing committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board. Among its other functions, the Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent registered public accounting firm, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.
The Audit Committee has discussed with EY those matters required to be discussed, by the SEC and by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2022.
Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel	Mark S. Peek, Chair	Thomas Sweet
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
In the following tables, we have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of common stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are counted as outstanding (but such shares are not counted as outstanding for purposes of computing the percentage ownership of any other person). To our knowledge, except as indicated in the footnotes to the tables below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
The applicable percentage of share ownership in the tables is based on 247,391,037 shares of the Company’s common stock outstanding as of April 3, 2023, the Record Date.
Security Ownership of Certain Beneficial Owners
The following table sets forth the shares of the Company’s common stock beneficially owned as of the Record Date by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	28,049,922	(1)	11.3%
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055	20,344,365	(2)	8.2%
Capital International Investors 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	17,399,992	(3)	7.0%
(1)The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 9, 2023 regarding ownership as of December 30, 2022. The Vanguard Group has shared voting power over 340,273 shares, sole dispositive power over 27,041,900 shares, and shared dispositive power over 1,008,022 shares.
(2)The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 7, 2023. BlackRock, Inc. has sole voting power over 18,101,908 shares and sole dispositive power over all of the shares listed. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares but no one person’s interest in the shares is more than five percent of the total outstanding shares of the Company's common stock.
(3)The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filing with the SEC on February 13, 2023 by Capital International Investors (CII). CII is a division of Capital Research and Management Company (CRMC). CII divisions of CRMC and Capital Bank and Trust Company, along with certain CRMC subsidiaries, collectively provide investment management services under the name “Capital International Investors.” CII has sole voting power over 16,840,622 shares and sole dispositive power over all of the shares listed.
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Security Ownership of Management
The following table sets forth the shares of the Company’s common stock beneficially owned as of the Record Date (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this proxy statement; and (iii) all directors and executive officers of the Company, as a group.

Name and Address (1)	Amount and Nature of Beneficial Ownership (#) (2)		Percent of Class (%)
David G. Barnes	96,234	(3)	*
Steven W. Berglund	358,581		*
Ronald J. Bisio	86,288	(4)	*
James C. Dalton	6,300	(5)	*
Börje Ekholm	50,679	(5)	*
Ann Fandozzi	7,046	(5)	*
Kaigham (Ken) Gabriel	22,811	(5)	*
Manolis E. Kotzabasakis	90,461		*
James Langley	21,339	(6)	*
Jennifer Lin	—		*
Meaghan Lloyd	42,164	(5)	*
Sandra MacQuillan	14,191	(5)	*
Darryl R. Matthews	66,298	(7)	*
Robert G. Painter	491,228	(8)	*
Mark S. Peek	71,562	(5)	*
Thomas Sweet	8,046	(5)	*
Johan Wibergh	27,313	(5)	*
All directors and executive officers as a group (19 persons)	1,507,040	(9)	*
  *    Indicates less than 1%.
(1)The business address of each of the persons named in this table is: c/o Trimble Inc, 10368 Westmoor Dr, Westminster, CO 80021.
(2)As indicated in specific footnotes below, these numbers include shares subject to options, RSUs and PRSUs that are scheduled to vest within 60 days of the Record Date. The number of shares that will vest for performance-based awards was calculated using target levels of performance.
(3)Includes 47,758 shares that are scheduled to vest within 60 days of the Record Date.
(4)Includes 25,576 shares that are scheduled to vest within 60 days of the Record Date.
(5)Includes 4,364 shares that are scheduled to vest within 60 days of the Record Date.
(6)Includes 12,927 shares that are scheduled to vest within 60 days of the Record Date. The number of shares actually outstanding and held by Mr. Langley is based on information available to the Company as March 1, 2023.
(7)Includes 25,576 shares that are scheduled to vest within 60 days of the Record Date.
(8)Includes 131,629 shares that are scheduled to vest within 60 days of the Record Date.
(9)Includes 311,080 shares that are scheduled to vest within 60 days of the Record Date.
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Equity Compensation Plan Information
The following table sets forth certain information, as of December 30, 2022, regarding the Company’s equity compensation plans. The Company does not have any equity compensation plans that were not approved by security holders. For a complete description of the Company’s equity compensation plans, please see Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2022, included in the Company’s annual report on Form 10-K filed with the SEC on February 17, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by security holders	4,284,345 (1)	$41.21 (2)	22,980,864 (3)
(1)Reflects the number of shares underlying outstanding stock options (268,302 shares), shares issuable upon the vesting of RSUs (3,354,660 shares), and shares issuable upon the vesting of PRSUs based on the target number of shares to be issued under the awards (661,383 shares). If the PRSUs were to vest at the maximum payout, an additional 689,178 shares would be issued at the date of vest.
(2)The weighted-average exercise price relates to the outstanding stock options included in column (A).
(3)Consists of 17,561,024 shares available for issuance under the 2002 Stock Plan and 5,419,840 shares available for issuance under the Employee Stock Purchase Plan.
Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 30, 2022, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.
To the Company’s knowledge, based solely on its review of the copies of such forms received by the Company, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended December 30, 2022.
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Certain Relationships and Related Transactions
The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.
In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available on the Company’s website at investor.trimble.com/corporate-governance. Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board must be approved by the Board. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairperson of the Board. The Company’s compliance officer is the Company’s general counsel, the chairperson of the Audit Committee in the general counsel’s absence, or such other person as the Board may designate.
In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•the importance of the transaction to the related person and to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•any other matters the Audit Committee or other committee, as applicable, deems appropriate.
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GENERAL INFORMATION
Information Concerning Solicitation and Voting
Record Date and Shares Outstanding
Stockholders of record at the close of business on April 3, 2023 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 247,391,037 shares of common stock, $0.001 par value. A list of stockholders entitled to vote at the Annual Meeting is expected to be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/TRMB2023 by using the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email.
Proxies and Revocability
The proxy card provided in conjunction with this proxy statement, to be used in connection with the Annual Meeting, grants the proxy holder discretionary authority to vote on any matter properly raised at the Annual Meeting.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the virtual meeting and voting live via the internet at www.virtualshareholdermeeting.com/TRMB2023. Attendance at the meeting will not, by itself, revoke a proxy.
Solicitation of Proxies
The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.
Voting
Each share of common stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.
Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Item 4 is a routine matter. Items 1, 2 and 3 are non-routine matters.
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A plurality of the votes cast will determine Item 1 (Election of Directors) and Item 3 (Advisory Vote on Frequency of “Say on Pay” Vote). For Item 1, however, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board, and within 90 days following the date of the Annual Meeting, the remaining members of our Board shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation.
Item 2 (Advisory Vote on Executive Compensation (“Say on Pay”)) and Item 4 (Ratification of Appointment of Independent Registered Public Accounting Firm) each require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting.
Voting via the Internet or by Telephone
Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.
In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder. If you submit a proxy via the internet or by telephone, you do not need to return your proxy card.
Voting During the Virtual Annual Meeting
You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TRMB2023. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
Registered Stockholders
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote live via the internet at
www.virtualshareholdermeeting.com/TRMB2023.
Beneficial Stockholders
If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote via the internet at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2023.
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Internet Availability of Proxy Materials
Under the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about April 18, 2023, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Deadline for Receipt of Stockholder Proposals for 2024 Annual Meeting
Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.
Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2024 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary – Stockholder Proposals, Trimble Inc. at 10368 Westmoor Dr, Westminster, CO 80021) no later than December 20, 2023. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.
Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than February 2, 2024 and not later than March 3, 2024, except if the annual meeting for 2024 is called for a date earlier than May 2, 2024 or later than July 1, 2024, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2024 is mailed or the date the Company announces the date of the annual meeting for 2024, whichever occurs first. The proxy holders for the Company’s 2024 annual meeting of stockholders will have the discretionary authority to vote against any stockholder proposal that is not timely if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.
Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than February 2, 2024 and not later than March 3, 2024, except if the annual meeting for 2024 is called for a date earlier than May 7, 2024 or later than June 26, 2024, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2024 is mailed or the date the Company announces the date of the annual meeting for 2024, whichever occurs first.
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Additional Information Regarding this Proxy Statement
Eliminating Duplicate Mailings (“Householding”)
As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.
The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices (listed below), Attention: Investor Relations.
Annual Report on Form 10-K
A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company at its principal executive offices (listed below), Attention: Investor Relations. Full copies of the Company’s annual report on Form 10-K for the 2022 fiscal year, and proxy statement, each as filed with the SEC are available via the internet at the Company’s web site at investor.trimble.com/annuals-and-proxies.
Principal Executive Offices
The Company’s principal executive offices are located at 10368 Westmoor Dr, Westminster, CO 80021. The telephone number at that address is (720) 887-6100.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
Forward-looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, our environmental, social, and governance goals, commitments, and strategies, and our executive compensation program. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.
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APPENDIX A
Reconciliation of GAAP to non-GAAP financial measures
This proxy statement contains information regarding financial measures that are not calculated in accordance with GAAP. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this proxy statement, and the adjustments to comparable GAAP measures, are set forth below:
Non-GAAP revenue
We define Non-GAAP revenue as GAAP revenue, excluding the effects of purchase accounting adjustments for acquisitions occurring prior to 2021. We believe this measure helps investors understand the performance of our business including acquisitions, as non-GAAP revenue excludes the effects of certain acquired deferred revenue that was written down to fair value in purchase accounting. Management believes that excluding fair value purchase accounting adjustments more closely correlates with the ordinary and ongoing course of the acquired company’s operations and facilitates analysis of revenue growth and trends.
Non-GAAP gross margin
We define Non-GAAP gross margin as GAAP gross margin, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring and other costs. We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business.
Non-GAAP operating income
We define Non-GAAP operating income as GAAP operating income, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring, and other costs. We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending.
Non-GAAP net income
We define Non-GAAP net income as GAAP net income, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. This measure provides a supplemental view of net income trends, which are driven by non-GAAP income before taxes and our non-GAAP tax rate.
Non-GAAP diluted net income per share
We define Non-GAAP diluted net income per share as GAAP diluted net income per share, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company.
Adjusted EBITDA
We define Adjusted EBITDA as non-GAAP operating income plus depreciation expense, cloud computing amortization, and income from equity method investments, net. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is not intended to purport to be an alternative to net income or operating income as a measure of operating performance or cash flow from operating activities as a measure of liquidity. Adjusted EBITDA is a performance measure that we believe offers a useful view of the overall operations of our business because it facilitates operating performance comparisons by removing potential differences caused by variations unrelated to operating performance, such as capital structures (interest expense), income taxes, depreciation, and amortization of purchased intangibles and cloud computing costs.

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GAAP TO NON-GAAP RECONCILIATION (dollars in millions, except per share data) (unaudited)

	Fiscal Year
	2022		2021
	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
REVENUE:
GAAP revenue:	$3,676.3		$3,659.1
Purchase accounting adjustments	—		0.3
Non-GAAP revenue:	$3,676.3		$3,659.4

GROSS MARGIN:
GAAP gross margin:	$2,105.6	57.3%	$2,034.7	55.6%
Purchase accounting adjustments	85.0		88.0
Acquisition / divestiture items	0.2		—
Stock-based compensation / deferred compensation	12.1		9.8
Restructuring and other costs	1.7		0.2
Non-GAAP gross margin:	$2,204.6	60.0%	$2,132.7	58.3%

OPERATING INCOME:
GAAP operating income:	$510.9	13.9%	$561.0	15.3%
Purchase accounting adjustments	131.6		134.5
Acquisition / divestiture items	32.8		21.8
Stock-based compensation / deferred compensation	112.0		128.6
Restructuring and other costs	54.2		11.1
Non-GAAP operating income:	841.5	22.9%	$857.0	23.4%

NET INCOME:
GAAP net income attributable to Trimble Inc.:	$449.7	12.2%	$492.7	13.5%
Purchase accounting adjustments	131.6		134.5
Acquisition / divestiture items	(74.7)		(20.3)
Stock-based compensation / deferred compensation	120.5		122.5
Restructuring and other costs	60.2		11.1
Non-GAAP tax adjustments	(27.0)		(63.3)
Non-GAAP net income attributable to Trimble Inc.:	$660.3	18.0%	$677.2	18.5%

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Inc.:	$1.80		$1.94
Purchase accounting adjustments	0.53		0.53
Acquisition / divestiture items	(0.30)		(0.08)
Stock-based compensation / deferred compensation	0.48		0.48
Restructuring and other costs	0.24		0.04
Non-GAAP tax adjustments	(0.11)		(0.25)
Non-GAAP diluted net income per share attributable to Trimble Inc.:	$2.64		$2.66

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	Fiscal Year
	2022		2021
	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
ADJUSTED EBITDA:
GAAP net income attributable to Trimble Inc.:	$449.7		$492.7
Non-operating income (expense), net, income tax provision, and net gain attributable to noncontrolling interests	61.2		68.3
GAAP operating income:	510.9		561.0
Purchase accounting adjustments	131.6		134.5
Acquisition / divestiture items	32.8		21.8
Stock-based compensation / deferred compensation	112.0		128.6
Restructuring and other costs	54.2		11.1
Non-GAAP operating income:	841.5		857.0
Depreciation expense and cloud computing amortization	44.7		42.2
Income from equity method investments, net	31.1		37.7
Adjusted EBITDA:	$917.3	25.0%	$936.9	25.6%

Organic revenue growth
Organic revenue growth is a non-GAAP measure that refers to revenue excluding the impacts of (i) foreign currency translation, and (ii) acquisitions and divestitures. We believe organic revenue growth provides useful information in evaluating the results of our business because it excludes items that are not indicative of ongoing performance or impact comparability with the prior year.

2022
Change versus 2021	Change

Change in total revenue	—%
Acquisitions	1%
Divestitures	(4)%
Foreign currency exchange	(4)%
Organic revenue growth - total revenue	7%
Annualized Recurring Revenue (ARR)
ARR represents the estimated annualized value of recurring revenue, including subscription, maintenance and support revenue, and term license contracts for the quarter. ARR is calculated by taking our recurring revenue for the current quarter and adding the portion of the contract value of all of our term licenses attributable to the current quarter, and dividing that sum by the number of days in the quarter and then multiplying that quotient by 365. Organic ARR refers to annualized recurring revenue excluding the impacts of (i) foreign currency translation, and (ii) acquisitions and divestitures. ARR and organic ARR should be viewed independently of revenue and deferred revenue as they are performance measures and are not intended to be combined with or to replace either of those items.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com .

TRIMBLE INC.
Annual Meeting of Stockholders
June 1, 2023 at 5:00pm Mountain time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Robert G. Painter and Jennifer Allison, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Trimble Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TRMB2023 on 6/1/2023 at 05:00 pm Mountain time, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000608449_2 R1.0.0.6

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Trimble Inc.
c/o AST, LLC
6201 15th Avenue
Brooklyn, NY 11219

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2023 for shares held directly and by 11:59 P.M. ET on 05/29/2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/31/2023 for shares held directly and by 11:59 P.M. ET on 05/29/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE DURING THE MEETING
You may attend the meeting via the internet and vote during the meeting:
www.virtualshareholdermeeting.com/TRMB2023
Have your proxy card in hand and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 James C. Dalton
02 Borje Ekholm
03 Ann Fandozzi
04 Kaigham (Ken) Gabriel
05 Meaghan Lloyd
06 Sandra MacQuillan
07 Robert G. Painter
08 Mark S. Peek
09 Thomas Sweet
10 Johan Wibergh

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3 Advisory vote on the frequency of executive compensation votes	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4 Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2023	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000608449_1 R1.0.0.6